UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 240.14a-12
MGM Resorts International
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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# 2024

# PROXY STATEMENT

Aria
MGM
BELLAGIO

MGM RESORTS
INTERNATIONAL®

ANNUAL NOTICE OF MEETING OF STOCKHOLDERS
MAY 1, 2024 AT 10:00 A.M. PT

LETTER FROM OUR CEO AND PRESIDENT

Dear MGM Resorts International Stockholders:

Your company had another extraordinary year in 2023, in fact this was a full year and fourth quarter that featured all-time Adjusted Property EBITDAR records in Las Vegas and Macau. These outstanding results were a direct reflection of the extraordinary commitment shown by our employees. Their consistent efforts to go above and beyond, creating memorable experiences for our guests, truly set us apart.

Looking back on key moments from the year, in November we successfully ratified a historic 5-year collective bargaining agreement in Las Vegas with the Culinary & Bartenders Unions, which represents more than 25,000 employees. Subsequently, in December we entered into a similar agreement with 3,700 of our union-represented employees at MGM Grand Detroit. Both contracts included significant wage increases, recognizing the vital role our frontline employees play in our financial success.

We also proudly served as a founding host of the inaugural Las Vegas Grand Prix in November. This event generated strong hotel and gaming volumes for our properties, validating its status as one of the premier events on our Las Vegas calendar for years to come.

In another historic milestone for the company, in the summer of 2023, we announced a new long-term agreement with Marriott International that kicked off in early 2024. As part of this agreement, we’ve created a new MGM Collection with Marriott Bonvoy, allowing more than 190 million Marriott Bonvoy members to book rooms and earn and redeem Marriott Bonvoy points at 16 MGM Resorts’ destinations. This agreement will enhance our profitability by driving lower customer acquisition costs with a better mix and higher ADRs and on-property spend.

In Macau, business has swiftly rebounded after three years of pandemic-affected demand. Our market share not only recovered but exceeded expectations. The culmination of this success led to an all-time record Adjusted Property EBITDAR quarter in the fourth quarter and full year for 2023. Looking ahead, our exceptional management team remains laser-focused on driving premium mass business. This involves implementing strategic changes to our casino floors and leveraging the capabilities of our international branch offices to seize opportunistic advantages in the market.

In our digital businesses, BetMGM concluded 2023 with impressive net revenues from operations of approximately $2.0 billion and achieved its goal of reaching positive EBITDA in the second half of the year.

Internationally, the BetMGM brand, platformed by LeoVegas technology, made its debut outside the United States with a successful launch in the United Kingdom in September. Our overarching long-term strategy revolves around expanding into new markets, enhancing our technology platform, and incorporating distinctive content to strengthen our global presence.

Turning to our corporate social responsibility and sustainability initiatives, we stayed the course in 2023, remaining committed to our “Focus on What Matters” strategy. To ensure we remain truly focused on what is most important to our business and our stakeholders, we conducted an extensive double-materiality assessment last year to update the analysis last performed in 2019. With input from company leaders, employees, community stakeholders, and investors, we have identified the highest priority focus areas for MGM Resorts and will update our approach accordingly.

In terms of capital allocation, our strategy remains to invest capital in areas with high financial returns, while maintaining a robust balance sheet with ample liquidity. We bolstered our liquidity in 2023 with the closing of the sale of the operations of Gold Strike Tunica. In terms of capital investments, we prioritize opportunities that yield the highest returns for our stockholders and actively engage in returning capital to them. We are pursuing investment in high-return projects, including our Integrated Resort Development in Japan and our efforts to obtain a commercial gaming license in New York. We also remain firmly committed to returning capital to stockholders in the form of share repurchases. In 2023, we repurchased 54 million shares and have repurchased 174 million shares since the beginning of 2021 for $6.8 billion or over a third of our market capitalization.

The results we achieved in 2023 demonstrate our commitment to our long-term vision at MGM Resorts, which is to be the world’s premier gaming entertainment company through the execution of our five strategic priorities: investing in our people and planet; providing unique experiences for our guests by leveraging data-driven customer insights and digital capabilities; innovating our gaming product; delivering operational excellence at every level; and allocating our capital responsibly to yield the highest return for stockholders.

Sincerely,

Bill Hornbuckle

Chief Executive Officer and President

3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

VIRTUAL ANNUAL MEETING

This year’s Annual Meeting will be held exclusively online. You may attend and vote during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2024. While you will not be able to attend the Annual Meeting in person, we ensure that stockholders will be afforded the same rights and opportunities to participate at the virtual meeting as they would at an in-person meeting.

As described in proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting, vote and submit questions online by visiting www.virtualshareholdermeeting.com/MGM2024. You may also submit questions in advance of the meeting until 8:59 p.m., Pacific Time on April 30, 2024 by going to www.proxyvote.com and logging in with your control number. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with our Annual Meeting Rules of Conduct, which will be made available prior to the Annual Meeting once stockholders are logged in. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to submit questions and vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 9:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	4 APPROVAL AND ADOPTION	5 SHAREHOLDER PROPOSAL	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2024	to approve, on an advisory basis, the compensation of our named executive officers	to approve and adopt an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of officers	to consider and vote on a shareholder proposal requesting report to shareholders on risks created by the Company’s diversity, equity and inclusion efforts	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Stockholders of record at the close of business on March 8, 2024 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders are requested to join the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 1, 2024 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1, “FOR” Proposals 2, 3 and 4, and “AGAINST” with respect to Proposal 5.

Paul Salem

Chair of the Board

March 22, 2024

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE

INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Proxy Statement that are not historical facts are “forward-looking” statements within the meaning of the safe harbor under the Private Securities Litigation Reform Act of 1995 and other related laws. Such statements involve risks and/or uncertainties, including as described in the Company’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). MGM Resorts International (the “Company”) has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding its ability to execute on its strategic plan, return value to stockholders and achieve its social impact and sustainability goals. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions, including elevated levels of inflation, in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions, risks relating to cybersecurity and additional risks and uncertainties described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document.

2024 Annual Meeting of Stockholders

2024 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 1, 2024

10:00 a.m. Pacific Time

Via live audio webcast

on the Internet at

www.virtualshareholdermeeting.com/MGM2024

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about March 22, 2024, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the Annual Meeting prior to the start time. Online access will be available beginning at 9:45 a.m. Pacific Time. Our Annual Report to Stockholders for the year ended December 31, 2023 accompanies this Proxy Statement.

This year’s Annual Meeting will be held exclusively online. You may attend, vote and submit questions during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2024. You may also submit questions in advance of the meeting until 8:59 p.m., Pacific Time, on April 30, 2024 by going to www.proxyvote.com and logging in with your control number. You will not be able to attend the Annual Meeting in person as there will be no physical meeting location. We expect that in future years we will continue to host a virtual meeting only, which we believe is consistent with our cost reduction efforts to further position your Company for future growth. Furthermore, we believe a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. Finally, a virtual meeting is consistent with our goal to be an environmental leader and our core belief that a greener business is a better business.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 1, 2024. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

HOW TO VOTE - STOCKHOLDER OF RECORD

VOTING RIGHTS AND OUTSTANDING SHARES

Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of March 8, 2024 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 8, 2024, there were 317,015,680 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

MGM Resorts International 2024 Proxy Statement	1

2024 Annual Meeting of Stockholders

You may vote by attending the Annual Meeting virtually, by completing and returning a proxy by mail or by using the internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on April 30, 2024.

If you are a stockholder of record and wish to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGM2024, you may do so. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to virtually attend the Annual Meeting and vote online at the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage or other institution holding your Common Stock giving you the right to vote your shares.

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card	28	FOR
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	40	FOR
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval, on an advisory basis, of the compensation of our named executive officers	42	FOR
Proposal No. 4: Approval and Adoption of Amendment to the Company’s Certificate of Incorporation FOR the approval and adoption of the amendment to reflect new Delaware law provisions regarding exculpation of officers	43	FOR
Proposal No. 5: Shareholder Proposal AGAINST the shareholder proposal requesting report to shareholders on risks created by the Company’s diversity, equity and inclusion efforts	44	AGAINST

By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the votes cast on the matter.

QUORUM AND VOTES REQUIRED

The presence, in person (including virtually) or represented by proxy, of any number of stockholders together holding at least a majority of the total number of issued and outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the

2	MGM Resorts International 2024 Proxy Statement

2024 Annual Meeting of Stockholders

independent registered public accounting firm as our independent auditor for 2024 is considered a routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters to be voted on are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of selection of independent registered public accounting firm	Majority of votes cast	Yes
3. Advisory vote to approve executive compensation	Majority of votes cast	No
4. Approval and Adoption of Amendment to Company’s Certificate of Incorporation	Majority of outstanding shares of Company’s Common Stock as of Record Date	No
5. Shareholder Proposal requesting report to shareholders on risks created by the Company’s diversity, equity and inclusion efforts	Majority of votes cast	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes cast. Any current director who does not receive a majority of the votes cast in an uncontested election is subject to the Board’s policy regarding resignations, which is set forth in our Corporate Governance Guidelines (as described below). An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee.

With respect to Proposal 1, neither a vote to “ABSTAIN” nor a broker non-vote, although counted for purposes of determining a quorum, counts as a vote cast or as a vote “against” and therefore will have no effect with respect to the election of directors.

With respect to Proposals 2, 3 and 5, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted “for” or “against”, and, accordingly, an abstention will have no effect on any of these proposals. With respect to Proposal 4, a properly executed proxy marked “ABSTAIN” and broker non-votes will have the same effect as a vote “against” Proposal 4.

Proposal 2 is considered a “routine” matter, for which brokers, banks and other nominees may vote shares for which they have not received instructions. Proposals 1, 3, 4 and 5 are considered “non-routine” matters, for which brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters. There will not be any broker non-votes on Proposal 2 and broker non-votes will have no effect on the outcome of Proposals 1, 3 and 5 and will have the same effect as a vote “against” with respect to Proposal 4.

ADJOURNMENT

In accordance with the Company’s Amended and Restated Bylaws, the Chair of the Annual Meeting (or his designee) has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

HOW TO REVOKE OR CHANGE YOUR VOTE

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting virtually at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on April 30, 2024.

MGM Resorts International 2024 Proxy Statement	3

2024 Annual Meeting of Stockholders

HOW THE VOTES WILL BE COUNTED AND WHO WILL CERTIFY THE RESULTS

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent inspector of elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

COSTS OF AND PARTICIPANTS IN SOLICITATION

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

COPIES OF PROXY MATERIALS

As permitted by the SEC, we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 22, 2024, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet, and how to access the Proxy Card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders. If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares in accordance with the voting instructions you received.

DELIVERY TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet

Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

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2024 Annual Meeting of Stockholders

STOCKHOLDER OUTREACH

We understand the importance of assessing our corporate governance and executive compensation practices regularly. Fiscal 2023 marked another year that members of senior management, together with the Chair of the Nominating and Corporate Governance Committee, who also serves as a member of the Human Capital and Compensation Committee and the Audit Committee, engaged in stockholder outreach activities, with a particular focus on gaining feedback related to governance topics, including executive compensation. Following the annual meeting in 2023, the Nominating and Corporate Governance Committee Chair, together with certain members of management, met with seven of our institutional stockholders, which collectively totaled approximately 12.4% of our stockholder base as of March 8, 2024, to discuss a wide range of topics, including executive compensation and corporate governance practices. In addition to meeting with the stockholders described above, two of our largest stockholders, holding together approximately 22% of our shares as of March 8, 2024, are represented on the Board and in this capacity are fully informed of, and have the opportunity to engage in, discussions regarding corporate governance matters, including executive compensation.

MGM Resorts International 2024 Proxy Statement	5

Corporate Governance

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRACTICES AT A GLANCE

✓	Robust Director Nominee Selection Process	✓	Periodic Committee Refreshment and Committee Chair Succession

✓	Significant Board Engagement on Long-Term Growth Through Strategy and Capital Deployment	✓	Strong and Effective Board Oversight of Risks, Financial Reporting, Compliance Programs and Compensation Practices

✓	Annual Election of Directors with Majority Voting Standard	✓	Award-Winning Commitment to Human Capital, Diversity & Inclusion, Philanthropy & Community Engagement and Environmental Sustainability

✓	Annual Board and Committee Self-Evaluations	✓	Anti-Hedging, Anti-Pledging and Clawback Policies

✓	Board Orientation and Continuing Education Program	✓	Executive and Director Stock Ownership Guidelines

✓	Codes of Conduct for Directors and Employees	✓	Proxy Access Right

✓	Separate Chair and Chief Executive Officer Roles	✓	Annual “Say on Pay” Advisory Vote

✓	Stockholder Ability to act by Written Consent

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at investors.mgmresorts.com/investors/governance/governance-documents under the caption “Corporate Governance Guidelines.”

Our Corporate Governance Guidelines limit the number of total public company boards (including the Company) on which Directors may serve on to three when the Directors are engaged full-time as executives in another business unless the Board determines that simultaneous service on more than three such Boards by a full-time executive would not impair the ability of the Director to effectively serve on the Company’s Board.

Mr. Diller serves as Chairman and Senior Executive of IAC, Inc. (“IAC”) which owned an approximate 20% stake in the Company as of March 8, 2024. In addition, he serves as Chairman and Senior Executive of a company that was spun off from IAC and is a director on one other public company Board. The Board believes that Mr. Diller’s service on these additional public boards does not impair his ability to effectively serve on the Company’s Board, as evidenced by the active role he has taken in connection with his Board service, including attending all but one of the Board meetings in 2023 and all meetings of the Finance Committee. Mr. Diller also actively meets with members of senior management to discuss the Company’s strategic plan and offers valuable leadership experience, significant experience in the entertainment industry and deep knowledge of the digital space. Mr. Diller also represents the interest of the Company’s largest stockholder and the Board believes it is important to be engaged with, and understand the views of, its stockholders in informing its strategic decisions.

CODE OF CONDUCT

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers, and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at investors.mgmresorts.com/investors/governance/governance-documents under the caption “Code of Business

6	MGM Resorts International 2024 Proxy Statement

Corporate Governance

Conduct and Ethics and Conflict of Interest Policy.” We intend to provide a summary of any material amendments and waivers to the Code of Conduct required to be disclosed under SEC rules at the same website location under the general heading “Governance Documents.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

DIRECTOR INDEPENDENCE

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and, in some respects, exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Diller, Ms. Herman, Ms. Jammet, Mr. Levin, Ms. McKinney-James, Mr. Meister, Mr. Salem, Mr. Spierkel, Ms. Swartz, Mr. Taylor, and Mr. Winston who constitute greater than a majority of the Board, are independent under the rules of the NYSE. In consultation with outside counsel, the Board considered Mr. Diller’s position with Expedia Group, Inc. (“Expedia”) and the Company’s arms-length business relationship with Care.com, an IAC subsidiary, in connection with its determination that Mr. Diller and Mr. Levin were independent under the rules of the NYSE.

All members of the Audit Committee, Human Capital and Compensation Committee and Nominating/Corporate Governance Committee must be independent directors, as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Human Capital and Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Human Capital and Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We recognize the importance of aligning our Board’s interests with those of our stockholders. As a result, the Board maintains stock ownership guidelines for all of our directors that receive compensation from the Company. Under these guidelines, each director is expected to accumulate, by December 31 of the fifth year following the year he or she becomes a director, Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”) count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. As of December 31, 2023, all directors serving as of such date were in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also maintains stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”

PROXY ACCESS

Our Amended and Restated Bylaws include “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or a group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, is generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria. Stockholders will not be

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entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

As of December 31, 2023, the Board consisted of eleven directors. In 2023, the Board met six times and had five Committees: the Audit Committee, the Human Capital and Compensation Committee, the Nominating/Corporate Governance Committee, the Corporate Social Responsibility and Sustainability Committee, and the Finance Committee.

Each director attended at least 75% of the total of all meetings of the Board and all committees on which the director served (in each case held during the period that such director served). Directors are expected to attend each annual meeting of stockholders, either virtually or telephonically. Ten of the eleven directors attended last year’s virtual annual meeting.

The table below provides membership as of December 31, 2023 and meeting information for the Board Committees in 2023.

COMMITTEE MEMBERSHIP	AUDIT	HUMAN CAPITAL & COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	CORPORATE SOCIAL RESPONSIBILITY & SUSTAINABILITY	FINANCE

PAUL SALEM «	●				●

MARY CHRIS JAMMET	●	●		●

BARRY DILLER					●

ALEXIS M. HERMAN		●	●	●

WILLIAM J. HORNBUCKLE

JOEY LEVIN					●

ROSE MCKINNEY- JAMES		●		●

KEITH A. MEISTER	●				●

JAN SWARTZ			●		●

DANIEL J. TAYLOR	●	●	●

BEN WINSTON		●	●

Total Number of Meetings in 2023	7	5	5	4	6

🌑 Committee Chair 🌑 Committee Member « Chair of the Board

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Below is a summary of the composition and responsibilities of our Audit, Human Capital and Compensation, Nominating/Corporate Governance, Corporate Social Responsibility and Sustainability and Finance Committees, each of which has a written charter available on our website at investors.mgmresorts.com/investors/governance/governance-documents under the captions “Audit Committee Charter,” “Human Capital and Compensation Committee Charter,” “Nominating/Corporate Governance Committee Charter,” “Corporate Social Responsibility and Sustainability Committee Charter,” and “Finance Committee Charter.” In addition to the committee membership and responsibilities outlined below, a member of the Board is also designated to serve as liaison to our Compliance Committee.1

AUDIT COMMITTEE MEMBERS: Keith A. Meister, Chair Mary Chris Jammet Daniel J. Taylor Paul Salem INDEPENDENT: All FINANCIAL EXPERTS: All NYSE/SEC QUALIFIED: All

•  Provides independent, objective oversight of our financial reporting system

•  Reviews the adequacy of our internal controls and financial reporting process and the reliability of our financial statements

•  Reviews the independence and performance of our internal auditors and independent registered public accounting firm

•  Reviews our compliance with legal and regulatory requirements

•  Approves the report that is required to be included in this Proxy Statement

•  Appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management

•  Meets regularly with our management, independent registered public accounting firm, internal auditors, and the Compliance Committee, and reports its findings to the Board

•  Establishes and oversees procedures for the Company’s plans to mitigate cybersecurity risks and respond to data breaches

HUMAN CAPITAL AND COMPENSATION COMMITTEE MEMBERS: Alexis M. Herman, Chair Mary Chris Jammet Rose McKinney-James Daniel J. Taylor Ben Winston INDEPENDENT: All

•  Ensures that the compensation program for our executives is effective in attracting and retaining key officers and links compensation to performance and our overall business strategy

•  Oversees the Company’s policies and strategies relating to talent management, leadership development, employee engagement and corporate culture, including diversity, equity and inclusion

•  Establishes, implements, and reviews the compensation of our executive officers, determines the performance criteria and bonuses to be granted under the annual performance-based incentive plans and administers and approves the grants of share-based awards and amendments to the clawback policy

•  Reviews succession planning process for key management positions and critical roles (other than the CEO), including the professional development of high potential employees, to ensure that plans are in place for orderly succession of the executive management team

•  Approves the annual Human Capital and Compensation Committee report appearing in this Proxy Statement

•  Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement

•  Reviews at least annually the Company’s compensation policies and practices generally as they relate to the Company’s risk management practices

[1]

We have established a compliance committee of professionals who do not serve on our Board (the “Compliance Committee”) to oversee procedures designed to decrease the likelihood that any activities of the Company or any our affiliates would impugn our reputation or integrity in any of the specific jurisdictions in which we maintain gaming operations, or in the gaming industry in general. We are required by the

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Nevada Gaming Authorities and the New Jersey Administrative Code to maintain such a Compliance Committee and an associated Compliance Plan.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE MEMBERS: Daniel J. Taylor, Chair Alexis M. Herman Jan G. Swartz Ben Winston INDEPENDENT: All

•  Ensures overall adherence to corporate governance practices

•  Selects director nominees to be recommended to the Board

•  Oversees the implementation of the Corporate Governance Guidelines

•  Develops and makes recommendations to the Board for specific criteria for selecting directors

•  Reviews and makes recommendations to the Board with respect to membership on committees of the Board

•  Makes recommendations to the Board with respect to succession planning process for the Chief Executive Officer

•  Oversees the annual self-evaluations of the Board

•  Oversees the orientation program for new directors and continuing education for directors

•  Follows developments regarding corporate governance and best practices related thereto

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY COMMITTEE MEMBERS: Rose McKinney-James, Chair Mary Chris Jammet Alexis M. Herman INDEPENDENT: All

•  Reviews significant policies and performance and provides guidance on matters relating to corporate social responsibility and sustainability

•  Oversees and monitors the Company’s vision and values related to corporate social responsibility and sustainability

•  Advises the Board and management on significant public issues that are pertinent to the Company and its stakeholders related to corporate social responsibility and sustainability

•  Assists management in setting strategy, establishing goals, and integrating corporate social responsibility and sustainability into strategic and tactical business activities across the Company to create long-term stockholder value

•  Oversees the Company’s philanthropic programs, community relations activities, supplier and customer diversity programs and review annually charitable contributions made by the Company

FINANCE COMMITTEE MEMBERS: Joey Levin, Chair Barry Diller Keith A. Meister Paul Salem Jan Swartz INDEPENDENT: All

•  Oversee the Company’s long-range financial outlook, policies, and objectives

•  Review and make recommendations to the Board with respect to the Company’s capital structure

•  Approve the pricing of debt or equity offerings

•  Oversee the Company’s annual budget, including the Company’s capital plan

• Oversees strategies, financing structures and plans for significant corporate transactions • Oversee the Company’s relationships with, and standing in, the financial community

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HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, and as of the date of this Proxy Statement, none of the members of the Human Capital and Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Human Capital and Compensation Committee or Board.

DIRECTOR SELECTION PROCESS

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes:

•	leadership abilities;

•	financial acumen;

•	general and special business experience and expertise;

•	industry knowledge;

•	government experience;

•	other public company directorships;

•	high ethical standards;

•	independence;

•	sound judgment;

•	interpersonal skills;

•	overall effectiveness; and

•	ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted term limits for its members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs. In addition, the Nominating and Corporate Governance Committee requires that any search firm that it engages for a new director include persons who bring diversity with respect to self-identified characteristics such as gender, race, ethnicity and sexual orientation, in the initial list of qualified candidates from which the committee selects director candidates.

The matrix below is a summary of the range of skills and experiences that each director nominee brings to the Board. Because it is a summary, it does not include all of the skills, experiences, qualifications and diversity that each director offers, and the fact that a particular skill, experience or qualification is not listed does not mean that a director does not possess it.

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Board Diversity and Experience Matrix

	Barry Diller	Alexis M. Herman	William J. Hornbuckle	Mary Chris Jammet	Joey Levin	Rose McKinney- James	Keith A. Meister	Paul Salem	Jan G. Swartz	Daniel J. Taylor	Ben Winston

Experience and Skills

Leadership Experience

Financial Experience

Industry Experience

Public Company Directorship Experience

Government Experience

Background

Gender

Male

Female

Non-Binary

Does Not Disclose

Race

African American or Black

Alaskan Native or Native American

Asian

Hispanic, Latinx, or Spanish origin

Hawaiian or Pacific Islander

White

Two or More Races or Ethnicities

Does Not Disclose

Age/Tenure

Age*	82	76	66	56	44	72	51	60	54	67	42

Years on the Board	3	22	3	10	3	18	5	5	6	17	1

*	As of expected Annual Meeting Date.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, from time to time the Nominating/Corporate Governance Committee also retains an independent third-party search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

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BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that the roles of Chair of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chair and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Presently, Mr. Hornbuckle is our Chief Executive Officer and Mr. Salem serves as Chair of the Board as the Board currently believes that the Company and its stockholders are best served by separating the positions of Chair and Chief Executive Officer. While the Board has no current intent to combine the roles, in the event that the roles of the CEO and Chair are combined in the future, the Board would consider appointing a strong lead independent director with a well-defined role similar to the responsibilities undertaken by our current Chair.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by Mr. Salem. The Chair is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Chair or, upon reasonable notice, any independent director.

DIRECTOR EMERITUS DESIGNATION

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chair to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise. There are currently no former directors designated as a Director Emeritus.

DIRECTOR CONTINUING EDUCATION

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

RISK MANAGEMENT

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses the specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time.

In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, cybersecurity risk and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. The Audit Committee receives quarterly reports from the Chief Information Security Officer (“CISO”) on the Company’s cybersecurity risks and enterprise cybersecurity program. The Audit Committee also receives prompt information and periodic updates by the CISO regarding material cybersecurity incidents that meet reporting

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thresholds. The Audit Committee reports out to the Board as necessary to keep the Board informed of issues or risks relating to the Company’s cybersecurity. We also utilize external expertise to perform annual assessments of our entire cybersecurity program, including the cybersecurity program maturity. The results of these annual assessments are reported to the Audit Committee, and we adjust our cybersecurity policies, standards, processes and practices as necessary based on the information provided by these assessments.

The Human Capital and Compensation Committee reviews risks related to compensation, talent management and diversity, equity and inclusion. At least annually, the Human Capital and Compensation Committee reviews our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile. In addition, the Human Capital and Compensation Committee regularly reviews the results of the Company’s employee engagement surveys, workforce demographic information and the Company’s talent management and diversity, equity and inclusion programs to monitor for human capital related risks. Finally, the Human Capital and Compensation Committee manages risks associated with non-CEO senior management succession planning.

The Nominating/Corporate Governance Committee reviews our corporate governance practices, including Board composition and succession planning for the CEO, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

The Corporate Social Responsibility and Sustainability Committee guides our social impact and environmentally sustainable policies and oversees the management of risks associated with the Company’s environmental and social policies and the implementation of related programs.

The Finance Committee oversees the management of market and operational risk that could have a financial impact on the Company, including risks associated with the Company’s capital structure, liquidity, and financial markets as well as the Company’s material transactions and tax strategy.

BOARD DIVERSITY

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at investors.mgmresorts.com/investors/governance/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race, ethnicity, gender, age, geographic location, nationality and sexual orientation. Our Corporate Governance Guidelines and the Nominating/Corporate Governance Committee’s charter provide that any search firm engaged to identify potential Board nominees include persons who bring diversity with respect to self-identified characteristics such as race, ethnicity, gender, and sexual orientation in the initial list of qualified candidates from which the Nominating/Corporate Governance Committee selects director candidates in connection with any search for a new director. We believe that our commitment to diversity is demonstrated by the varied backgrounds of our Board nominees as reflected in the Board Diversity and Experience Matrix above.

STOCKHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Chair. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Chair, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

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DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2023, except with respect to: (i) one Form 4 filed one day late by each of Messrs. Sanders, McManus and Taylor in each case covering one sale transaction; (ii) one Form 4 filed one day late by Mr. Hornbuckle covering the vesting of restricted stock units; and (iii) one Form 4 filed one day late by Mr. Sanders covering the vesting of restricted stock units. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS
We encourage you to view our corporate governance materials on our website, investors.mgmresorts.com/investors/governance/governance-documents. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The following information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

•  Board Committee Charters

–  Audit Committee Charter

–  Human Capital and Compensation Committee Charter

–  Nominating Corporate Governance Committee Charter

–  Corporate Social Responsibility and Sustainability Committee Charter

–  Finance Committee Charter

• Corporate Governance Guidelines • Code of Business Conduct and Ethics and Conflict of Interest Policy

RISK OVERSIGHT

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risks related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk, and operational and strategic risk. Annually, the Company’s Internal Audit function conducts extensive interviews to identify current and future potential risks facing the Company. Internal Audit analyzes these risks, links them to the Company’s Strategic Plan, and presents them to the Chief Legal and Administrative Officer and Secretary. In addition, the significant risks identified in the Enterprise Risk Management process are annually presented to the Audit Committee for discussion. Our Board also convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in the Board’s decision-making process.

CYBERSECURITY RISK MANAGEMENT AND OVERSIGHT

We recognize the importance cybersecurity has to the success of our business. We also recognize the need to continually assess cybersecurity risk and evolve our response in the face of a rapidly and ever-changing environment. Accordingly, we aim to protect our business operations, including customer records and information, against known and evolving cybersecurity threats. We have a seasoned CISO that continues to enhance our cybersecurity program and leads our efforts to mitigate technology risks in partnership with business leaders. To ensure thorough oversight of the Company’s cybersecurity policies and processes, the Audit Committee is responsible for overseeing our cybersecurity risk and, pursuant to its charter, establishes and oversees procedures for the Company’s plans to mitigate cybersecurity risks and respond to data breaches. The Audit Committee receives quarterly reports from the CISO on the Company’s cybersecurity risks and enterprise cybersecurity program. The Audit Committee also receives prompt information and periodic updates regarding material cybersecurity incidents that meet reporting thresholds. The Audit Committee reports out to the Board as necessary to keep the Board informed of issues or risks relating to the Company’s cybersecurity. In addition, we have a cybersecurity incident response plan in place that provides a documented framework for handling high and low severity security incidents and facilitates coordination across multiple parts of the business. We also routinely perform attack and response simulations at the technical level, and annually execute tabletop response exercises. Each year, special focus is given to maintaining and improving our alignment with the National Institute of Standards and Technology (“NIST”)

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Cybersecurity Framework and Privacy and Payment Card Industry (“PCI”) controls in support of protecting our technology and customer data. We further engage in the periodic assessment and testing of our cybersecurity program. We also utilize external expertise to perform annual assessments of our entire cybersecurity program, including cybersecurity maturity assessments. The results of these annual assessments are reported to the Audit Committee, and we adjust our cybersecurity policies, standards, processes and practices as necessary based on the information provided by these assessments. In addition, we have a Third Party Risk Management Program designed to assess risks associated with third party providers based on the services they provide and the data they have access to. Finally, cybersecurity risk mitigation processes are integrated into the Company’s Code of Conduct that all employees are required to review. Additionally, all employees with network access receive cybersecurity awareness training.

SOCIAL IMPACT AND ENVIRONMENTAL SUSTAINABILITY

Governance of Environmental and Social Responsibility

The Corporate Social Responsibility and Sustainability Committee has had oversight over environmental and social responsibility at the Company for over a decade. Mr. Hornbuckle, our Chief Executive Officer and President and Director, and Ms. Chopra, our Chief People, Inclusion & Sustainability Officer are actively engaged in strategy and long-range social impact and sustainability goal development and implementation, and oversee these matters on behalf of management and serve as liaisons to the Corporate Social Responsibility and Sustainability Committee of the company’s Board.

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Material Social Impact and Sustainability Issues

MGM Resorts conducted a double materiality assessment in 2023 to refresh the priority material social impact and sustainability issues for the company which included engagement with internal and external stakeholders. The highest priority double material social impact and sustainability issues identified are Water Scarcity; Problem Gambling; Diversity, Equity, and Inclusion; Safety and Security; and Climate Change, as reflected in the chart below. The results will be integrated into our Enterprise Risk Management process and our strategic framework for Social Impact & Sustainability on a go forward basis.

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Strategic Framework for Social Impact & Sustainability

In 2020, we undertook a review of the Company’s Social Impact & Sustainability strategy, simplified our strategic priorities, and created closer alignment between these priorities and specific United Nations Sustainable Development Goals. Our updated platform – Focused on What Matters: Embracing Humanity & Protecting the Planet – is shown below.

To drive progress in these areas, we established fourteen forward-looking goals across our three strategic pillars: (i) Fostering Diversity, Equity & Inclusion, (ii) Investing in our Communities, and (iii) Protecting the Planet. We have already achieved and reset some of these 2025 goals.

Further, we set three new climate targets to supplement the Company’s fourteen primary Social Impact & Sustainability goals. In 2021, we established two climate targets, both aligned with the 1.5°C pathway: (i) a commitment to reducing absolute Scope 1 and 2 greenhouse gas (“GHG”) emissions by 50% by 2030 (2019 base year); and (ii) a commitment to sourcing 100% renewable electricity in the United States and 80% globally by 2030. Additionally, in 2022, we developed a climate target for our value chain emissions aligned with the well below 2.0°C pathway: a commitment to reducing absolute emissions across significant Scope 3 categories by 30% by 2030 (2019 base year). These goals were informed by guidance from the Science-based Targets Initiative (“SBTi”) and were validated in April 2023, reflecting our commitment to reducing our emissions in line with climate science.

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Investing in Our Communities – Our Core Belief & Strategic Priorities

Core Belief:

As a member of the communities in which we operate, we believe it is our responsibility to contribute to the social and economic progress of where we live and work. We are passionately committed to philanthropy, volunteerism and community engagement. Our strategies aim to reflect, sustain and build on the best of a community, advancing workforce opportunities, strengthening education and supporting food security in all our regions.

In 2023, MGM Resorts was recognized for its volunteerism and service as the Stars of Nevada: Governor’s Points of Light gold winner. That same year, MGM Resorts employees volunteered almost 82,000 hours, surpassing the previous year by more than 10,000 hours.

The VolunteerREWARDS program incentivizes employees to volunteer by offering $100 for their nonprofit of choice for every 20 hours volunteered. As a result, $150,000 went to local nonprofits in 2023. Additionally, the new Volunteer Service Award recognizes three employees each quarter who go above and beyond in their communities with a $2,500 check to their charity of choice.

The MGM Resorts Foundation awarded more than $2.7 million to 111 nonprofit organizations located in communities in which the company operates in 2023. Supported organizations assist families and individuals in need of food, housing, health and wellness services, education, or employment.

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Corporate Governance

Fostering Diversity, Equity & Inclusion – Our Core Belief & Strategic Priorities

Core Belief:

We know the importance of respecting each other’s differences and drawing upon diverse backgrounds and experiences.

We endeavor to embrace and leverage those differences to achieve best-in-class experiences and cultivate stronger ties with our guests, employees, neighbors and partners. We support equality and aim to better unify our world. We cultivate relationships with community partners and stakeholders to drive business growth and expand company goodwill around the world. We partner with organizations and advocacy groups on policies that promote inclusion in our workplace, across our workforce and in the external marketplace.

Our inclusion efforts have made us a more diverse and inclusive company where ideas and innovation are fostered. For example, the Company currently offers 22 employee network and business resource groups (“ENGs”) throughout the enterprise. Our ENGs continually provide access to opportunities for all employees and these groups help advance our efforts around diversity, equity and inclusion. The ENGs advance an inclusive culture and workplace thereby promoting tolerance, mutual respect, equality and belonging while harnessing diverse views and ideas as levers for innovation. Most recently, we are proud to have created a UNLV Alumni Business Resource Group aimed at strengthening our ties with the University of Nevada, Las Vegas and supporting the growth our talent pipeline.

Our diversity efforts are evidenced by MGM Resorts being named a Pinnacle Inclusion Index Company in the 2023 Seramount Inclusion Index, which underscores MGM Resorts’ commitment to advancing diversity, equity and inclusion (DEI) across its operations.

MGM Resorts is among 26 organizations recognized as Pinnacle Inclusion Index Companies for the first time since participating in the index. This highest-rated tier is awarded to organizations that excel in three key areas: effective practices in the recruitment, retention and advancement of people from underrepresented groups; fostering an inclusive corporate culture including leadership accountability; and demographic workforce diversity. Additionally, MGM Resorts was included this past year in the Bloomberg Gender Equality Index.

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Corporate Governance

These designations of MGM Resorts International reflect how deeply our core values are integrated into our people strategy.

Protecting the Planet – Our Core Belief & Strategic Priorities

Core Belief:

We believe a greener business is a better business and environmental leadership is critical to 21st century corporate leadership.

We aim to preserve the environment by reducing water use, energy consumption, and waste, while increasingly purchasing environmentally preferable materials.

We are committed to corporate environmental leadership, continuing our efforts around water stewardship. This commitment is outlined in our environmental policy, as we uphold our commitment to environmental stewardship through sustainable practices.

In our continued dedication to energy conservation, the U.S. Department of Energy (DOE) has acknowledged MGM Resorts as a 2023 goal achiever. We have successfully met our energy savings target set in 2014, as a participant in the Better Buildings Challenge. MGM Resorts was the first company in the entertainment, gaming and hospitality industry to join the Better Buildings Challenge. Additionally, we are committed to climate leadership through other DOE commitments, including the Better Climate Challenge, the Better Buildings Alliance, the Water Savings Network, and the Waste Reduction Network.

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Corporate Governance

In 2021, we opened the 100-megawatt MGM Resorts Mega Solar Array. The journey to this milestone was a long one: in 2016, MGM Resorts transitioned to distribution only service with the local utility in southern Nevada to control our energy future and to increase our use of renewable electricity. In mid-2021, production from the array began, providing up-to 90% of daytime electricity use of MGM Resorts’ Las Vegas properties (>65M square feet), and nearly 30% of total Las Vegas electricity use (day and night). This array is a key enabler of our emissions reduction and renewable electricity sourcing goals.

While we continue to focus on energy and carbon, we also have a longstanding commitment to water conservation. Between 2007 and 2022, MGM Resorts reduced and/or avoided water usage of 13.9 billion gallons cumulatively across our U.S. operations. In 2022, we intentionally placed a particular emphasis on corporate water stewardship, expanding our focus beyond our direct operations. As part of our effort to achieve a leadership position in this area, we developed a robust water white paper, a global water policy, and a strategic framework for water stewardship. Additionally, we are the first gaming and Las Vegas-based company to endorse the CEO Water Mandate – a UN Global Compact initiative that mobilizes business leaders on water, sanitation, and the United Nations Sustainable Development Goals.

Social Impact and Sustainability Reporting

Throughout 2023, we continued our progress on key Social Impact & Sustainability initiatives and disclosures, supporting our commitment to MGM’s Focused on What Matters platform and the United Nations Sustainable Development Goals. Our most recent Social Impact & Sustainability Report illustrated the Company’s progress towards our public social impact and sustainability goals. In 2023, we released our second report aligned with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) and our first Consolidated Sustainability Factbook. This centralized collection of our key social impact and sustainability metrics including our corporate social impact and sustainability goals, metrics aligns with Global Reporting Initiative (GRI) standards, and metrics aligned with the Sustainability Accounting Standards Board (SASB) Hotels & Lodging and Casinos & Gaming sector standards. We expect to publish updated materials in 2024 detailing progress made in 2023. As our catalog of reports aligned to leading social impact and sustainability frameworks has grown, we have updated our website to efficiently present these disclosures and policies at www.mgmresorts.com/en/company/esg.html. The content on this website is for informational purposes only and such content is not incorporated by reference into this Proxy Statement.

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Director Compensation

DIRECTOR COMPENSATION

2023 DIRECTOR COMPENSATION

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity, and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The Board evaluates annually the status of Board compensation and in 2023, at the recommendation of the Company’s compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Board determined to increase the annual equity grant provided to directors from $175,000 to $190,000 to better align director compensation with the median of the peer group.

The following table sets forth information regarding non-management director compensation for 2023.

NAME	FEES EARNED OR PAID IN CASH		STOCK AWARDS(A)(B)		ALL OTHER COMPENSATION(C)	TOTAL

Barry Diller	$—		$—		$17,360	$17,360

Alexis M. Herman	170,000		190,000		17,360	377,360

Mary Chris Jammet	150,000		190,000		17,360	357,360

Joey Levin	—		—		17,360	17,360

Rose McKinney-James	160,000	(D)(E)	190,000	(E)	17,360	367,360

Keith Meister	145,000	(E)	190,000	(E)	17,360	352,360

Paul Salem	380,000	(E)(F)	190,000	(E)	17,360	587,360

Gregory M. Spierkel(I)	37,500		—		17,360	54,860

Jan G. Swartz	130,000		190,000		17,360	337,360

Daniel J. Taylor	290,000	(G)(H)	190,000		17,360	497,360

Ben Winston	110,000		190,000		21,080	321,080

(A)

The amount reflected in this column is the grant date fair value of awards granted during 2023, computed in accordance with FASB ASC 718. In respect of the annual equity retainer, except for Mr. Diller, Mr. Levin, and Mr. Spierkel each non-management director received a grant of 4,344 RSUs with a value of $190,000 in May 2023, which will vest on May 1, 2024. Mr. Diller and Mr. Levin have elected to decline any compensation for their service on the Board other than accepting MGM Rewards Points pursuant to the Company’s Facility Use Policy.

(B)

On December 31, 2023, non-management directors held the following shares of RSUs, which were granted in 2023 and are not fully vested, and deferred stock units (including DEUs associated with these awards): Ms. Herman, 4,344; Ms. Jammet, 13,298; Ms. McKinney-James, 60,148; Mr. Meister, 47,989; Mr. Salem, 89,180; Ms. Swartz, 4,344; Mr. Taylor, 83,825; and Mr. Winston, 4,344.

(C)

Reflects a reasonable estimate, at our discounted rate for insiders, of the points provided to directors (whether used or not) with benefits under our MGM Rewards Points program pursuant to the Company’s Facility Use Policy (as described below).

(D)	Includes an annual retainer of $10,000 for serving on the Board of Directors of MGM Grand Detroit, LLC.

(E)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(F)	Includes an annual retainer of $250,000 for his role as Chair of the Board.

(G)	Includes an annual retainer of $20,000 for his role as liaison to Compliance Committee.

(H)	Includes an annual retainer of $105,000 for his service on the board of MGM China.

(I)	Mr. Spierkel did not stand for re-election at the 2023 annual meeting and, as a result, ceased to be a director on May 2, 2023.

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Director Compensation

INDEPENDENT DIRECTOR COMPENSATION STRUCTURE

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as the Chair of the Board, an annual fee for service as liaison to the Compliance Committee of the Company, an annual fee for engaging in annual diligence review and strategic oversight in key areas of interest, which may include traveling from time to time, and an annual fee for service on the MGM China Board of Directors. Independent directors also receive an annual equity incentive award, which was $190,000 in 2023. The Company’s omnibus incentive plan provides a cap on overall director compensation of $750,000, with a higher $1,000,000 cap during a director’s initial year of service and for the Chair of the Board.

For 2023, independent director cash compensation was structured as follows:

Annual Retainer	$90,000

Additional Annual Retainer for Service as Board Chair	$250,000

Additional Annual Retainer for Service on the MGM China Board(1)	$105,000

Additional Annual Retainer for Committee Service	$20,000 per committee

Additional Annual Retainer for Committee Chairs	$20,000

Additional Annual Retainer for Liaison to Compliance Committee	$20,000

Additional Annual Retainer for Engaging in Diligence Review in Key Areas of Interest	$7,500

Per-Meeting Fees	None

(1)	Fees for services on the MGM China board are determined based on fees paid to similarly situated independent directors of MGM China.

INDEPENDENT DIRECTOR USE OF COMPANY FACILITIES

We have a Policy Concerning Independent Director Use of Company Facilities (the “Facility Use Policy”). To permit independent directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of stockholders, each independent director is offered a certain amount of MGM Rewards Points to be utilized at our resort facilities. As each independent director may have different schedule constraints resulting in varying frequencies of visits to our facilities, independent directors may request to receive a lesser number of MGM Rewards Points to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each independent director who has served on the Board for a minimum of three years will continue to be offered a certain amount of MGM Rewards Points for an additional three years after they have ceased to serve on the Board, provided (a) the independent director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the independent director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the independent director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of MGM Rewards Points awarded to each independent director and former independent director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each independent non-management director and former independent non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

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Principal Stockholders

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on March 8, 2024 by each of our directors, director nominees and named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group based on 317,015,680 shares of our Common Stock outstanding as of March 8, 2024.

NAME(A)	COMMON STOCK		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(B)(C)	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)

Barry Diller	—		—	—	*	—

Gary Fritz	30,632		—	30,632	*	—

Jonathan S. Halkyard	28,299		—	28,299	*	—

Alexis M. Herman	14,797	(D)	4,344	19,141	*	—

William J. Hornbuckle	484,165	(E)	11,259	495,424	*	—

Mary Chris Jammet	5,250		4,344	9,594	*	8,954

Joey Levin	—		—	—	*	—

Rose McKinney-James	891		869	1,760	*	59,279

John M. McManus	63,844		6,529	70,373	*	—

Keith A. Meister	6,423,778	(F)	—	6,423,778	2.03%	47,989

Paul Salem	1,555,000		—	1,555,000	*	89,180

Corey I. Sanders	266,727	(G)	8,856	275,583	*	—

Jan G. Swartz	50,798	(H)	4,344	55,142	*	—

Daniel J. Taylor	—		4,344	4,344	*	79,481

Ben Winston	986		4,344	5,330	*	—

All current directors and executive officers as a group (15 persons total)	8,925,167		49,233	8,974,400	2.83%	284,883

*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)

Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)

Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Includes 14,797 shares held in living trust.

(E)	Includes 172,781 shares held in trust.

(F)

The 6,423,778 shares of Common Stock included in the table above are held for the accounts of certain private investment funds for which Corvex Management LP (“Corvex”) acts as investment adviser, including Corvex Master Fund LP and Corvex Select Equity Master Fund LP. The general partner of Corvex is controlled by Mr. Meister.

(G)	Includes 36,465 shares held in trust.

(H)	Includes 19,858 shares held in trust.

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Principal Stockholders

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 8, 2024, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 317,015,680 shares of our Common Stock outstanding as of March 8, 2024:

NAME AND ADDRESS	COMMON STOCK BENEFICIALLY OWNED(A)	PERCENT OF CLASS
IAC, Inc.(B) 555 West 18th Street New York, NY 10011	64,723,602	20.42%
The Vanguard Group(C) 100 Vanguard Blvd. Malvern, PA 19355	30,476,791	9.61%
BlackRock, Inc.(D) 55 East 52nd Street New York, NY 10055	21,674,207	6.84%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Based on Schedule 13D/A filed by IAC, Inc. with the SEC on August 26, 2022. Reflects sole voting power and sole dispositive power of 64,723,602 shares.

(C)

Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. Reflects sole dispositive power of 29,324,940 shares. Reflects shared voting power of 346,486 shares and shared dispositive power of 1,151,851 shares.

(D)	Based upon a Schedule 13 G/A filed by BlackRock, Inc. with the SEC on January 29, 2024. Reflects sole voting power of 20,089,954 and sole dispositive power of 21,674,207 shares.

SECURITY OWNERSHIP IN OUR SUBSIDIARIES

As of the close of business on March 8, 2024, none of our directors, director nominees or named executive officers held shares in MGM China.

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Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring prior review and oversight by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the transaction or investment, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. Our executive officers and directors may also enter into transactions with us involving the purchase of goods or services, such as hotel rooms, tickets to events or meals at restaurants. These transactions are in the ordinary course of our business, and we provide them on terms that we offer to our customers generally. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction. The Company had the following related party transactions since the beginning of 2023:

In 2023, Sean Lanni, the son-in-law of Mr. Hornbuckle, our Chief Executive Officer, President and a Director of the Company entered into a three-year employment agreement with the Company for the position of President International Marketing, which provides for a base salary of $600,000. In addition, Mr. Lanni is eligible for an annual equity award and a target annual bonus on the same general terms and conditions as applicable to employees in similar positions who are not related to Mr. Hornbuckle. In 2023, Mr. Lanni also received an annual equity grant from MGM China in connection with MGM China’s equity grant program and was eligible to participate in a special bonus program which will provide him with the opportunity to earn an incremental annual bonus in an amount up to 50% of his base salary based on incremental increases in theoretical profit from Far East/Asian marketing gaming customer play. In addition, Mr. Lanni has been appointed President and Chief Operating Officer of The Cosmopolitan of Las Vegas, effective February 19, 2024.

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Proposals Requiring Your Vote

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders. If any of the following nominees should be unavailable to serve as a director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality), leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•

Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.

•

Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the resort, gaming and entertainment industries in which we participate, particularly given the highly regulated nature of these industries, as well as experience in the digital industry working with omni channel platforms.

•

Government experience. We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•

Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

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Proposals Requiring Your Vote

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

BARRY DILLER

Principal Occupation/Other Directorships

•  Chairman and Senior Executive of IAC, Inc. (“IAC”) since December 2010.

•  Chairman and Senior Executive of Expedia Group, Inc., an online travel company (formerly, Expedia, Inc.), since August 2005.

•  From 1995 to late 2010, served as the Chairman and the Chief Executive Officer of IAC.

•  Since December 1992, beginning with QVC, Inc., served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC.

•  From October 1984 to April 1992, served as Chairman and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company in addition to Fox’s motion picture operations.

•  Before joining Fox, served for 10 years as the Chairman and Chief Executive of Paramount Pictures Corporation. In March 1983, in addition to Paramount, became President of the conglomerate’s newly formed Entertainment and Communications Group, which included Simon & Schuster, Inc., Madison Square Garden Corporation and SEGA Enterprises, Inc.

•  Prior to joining Paramount, served as Vice President of Prime Time Television for ABC Entertainment.

•  Through his foundation he supported projects for Roundabout Theatre Company, Signature Theatre, The Public Theater, and Motion Picture & Television Fund, and is creating Little Island, a park and performance center in the Hudson River.

•  Director of The Coca-Cola Company since April 2002.

•  Member of The Business Council.

AGE: (82) DIRECTOR SINCE 2020 CHAIRMAN AND SENIOR EXECUTIVE OF IAC

Director Qualifications

Leadership experience—Serves as Chairman and Senior Executive of IAC. Served as Chief Executive Officer of Fox, Inc. from 1984 to 1992, responsible for the creation of Fox Broadcasting Company, and Fox’s motion picture operations. Prior to Fox, served for 10 years as Chief Executive Officer of Paramount Pictures Corporation.

Finance experience—Extensive experience in financings, mergers, acquisitions, investments and strategic transactions, including transactions with Silver King Broadcasting, QVC, Inc., Ticketmaster Entertainment, Inc. and Home Shopping Network, Inc. Served on the Finance Committee of Graham Holdings Company.

Industry experience—Extensive experience in the media and Internet sectors, including experience at IAC, with businesses in the marketing and technology industries, at Expedia Group, Inc., which empowers travelers through technology with tools to efficiently research, plan, book and experience travel, and at TripAdvisor, Inc., which operates the flagship TripAdvisor-branded websites and numerous other travel brands.

Public company directorship experience—Director and member of various board committees of several public companies.

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Proposals Requiring Your Vote

ALEXIS M. HERMAN

Principal Occupation/Other Directorships

•  Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001.

•  Lead Director, Chair of the Governance and Nominating Committee, and member of the Technology Committee, Finance Committee, and Executive Committee of Cummins Inc.

•  Director and member of the Personnel Committee and member of the Corporate Governance Committee of Entergy Corp.

•  Director and member of the Compensation Committee and Chair of the Public Issues and Diversity Review Committee of The Coca-Cola Company.

•  United States Secretary of Labor from 1997 to 2001.

•  Member of the Board of Trustees of the National Urban League, a civil rights organization, and member of the Board of Trustees of Toyota Technological Institute at Chicago University.

•  President of the Dorothy I. Height Education Foundation and Co-Chair of the Presidential Leadership Scholars Initiative.

AGE: (76) DIRECTOR SINCE 2002 CHAIR AND CHIEF EXECUTIVE OFFICER OF NEW VENTURES LLC

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization.

Finance experience—Member of the finance committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world.

Government experience—Former United States Secretary of Labor.

Public company directorship experience—Director and member of various board committees of several public companies; member of advisory boards to public companies.

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Proposals Requiring Your Vote

WILLIAM J. HORNBUCKLE

Principal Occupation/Other Directorships

•  Chief Executive Officer and President of the Company since July 2020 and Acting Chief Executive Officer and President from March 2020 through July 2020.

•  Formerly President and Chief Operating Officer of the Company from March 2019 to March 2020, President since December 2012 and Chief Customer Development Officer since December 2018.

•  Chairperson of MGM China from 2020 to May 2023 and Co-Chairman since May 2023. Director of MGM China since 2011; previously a director of MGM Growth Properties LLC from 2016 through March 2020.

•  Previously served as Director of PLAYSTUDIOS, Inc. from June 2021 to December 2021.

•  Chief Marketing Officer of the Company from August 2009 to August 2014.

•  Founder and Board Member of GBank Financial Holdings from March 2007 through the present and Chair of the Compensation Committee.

•  President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas from April 2005 to August 2009.

•  Previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of MGM’s gaming operations in the United Kingdom.

•  Previously served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas.

•  Spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998.

•  Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas.

•  Chair of the US Travel and Tourism Advisory Board since 2022.

AGE: (66) DIRECTOR SINCE 2020 CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY

Director Qualifications

Leadership experience—Chief Executive Officer of the Company since July 2020 and has held several key executive positions with the Company for over 10 years.

Finance experience—Served as Chief Operating Officer of the Company and as Chief Operating Officer for many other reputable gaming-industry companies.

Industry experience—Served in various roles at the Company and other casino companies for over three decades.

Public company directorship experience—Current director and Co-Chairman of MGM China, a Hong Kong Stock Exchange listed company, and a former director of MGM Growth Properties LLC.

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Proposals Requiring Your Vote

MARY CHRIS JAMMET

Principal Occupation/Other Directorships

•  Founder and principal of Bristol Partners, LLC.

•  Former Senior Vice President and portfolio manager responsible for $20 billion in assets for clients in the United States and abroad, from 1998 until 2013, and equity research analyst focused on the gaming and lodging industry, from 1989 until 1998, at Legg Mason Global Asset Management (now Franklin Templeton), an international asset management firm.

•  Member of the Board of Directors for Adams Funds (publicly traded closed-end funds) since December 2020. Chair of the Audit Committee and member of the Nominating and Governance Committee, the Compensation Committee and the Executive Committee.

•  Former Independent Director for Payless ShoeSource Inc. from June 2018 to January 2019 and Chair of the Nominating and Governance Committee, Chair of the Corporate Social Responsibility Committee and Member of the Special Committee.

•  Member of the Finance Department Advisory Board Sellinger School of Business at Loyola University Maryland.

•  Received a CERT Certificate in Cybersecurity Oversight in 2020 from the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

AGE: (56) DIRECTOR SINCE 2014 FORMER SENIOR VICE PRESIDENT, PORTFOLIO MANAGER AND EQUITY ANALYST AT LEGG MASON GLOBAL ASSET MANAGEMENT

Director Qualifications

Leadership experience—Former Senior Vice President of one of the largest international asset management firms.

Finance experience—Served as Senior Vice President and portfolio manager of a regulated financial services institution, responsible for, among other things, assessing the performance of companies and evaluating their financial statements.

Industry experience—Served as an equity analyst researching the gaming and lodging industries.

Public company directorship experience—Current Member of the Board of Directors for Adams Funds (publicly traded closed-end funds).

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JOEY LEVIN

Principal Occupation/Other Directorships

•  Chief Executive Officer and Director of IAC since June 2015.

•  Chairman of the Board of Directors of Angi Inc. (formerly ANGI Homeservices Inc.). Chief Executive Officer of Angi since October 2022.

•  Served in various roles at IAC since he joined the company in 2003 working in the Mergers & Acquisitions group.

•  Former CEO of Mindspark Interactive, a division of IAC, and has led various businesses for IAC until his appointment to CEO and the Board of Directors in 2015.

•  Prior to joining IAC, worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) in San Francisco.

•  Previously served as Chairman of the Board of Vimeo Inc. from May 2021 to March 2023, Chairman of the Board of Match Group, Inc. from October 2015 to 2021 and Director of Match Group, Inc. through Sept. 2022. Also previously served as a Director of several publicly traded consumer technology companies including Groupon, Inc., LendingTree, Inc, and The Active Network through its IPO and up until its sale to Vista Equity Partners.

AGE: (44) DIRECTOR SINCE 2020 CHIEF EXECUTIVE OFFICER OF IAC & ANGI

Director Qualifications

Leadership experience—Chief Executive Officer of IAC, a leading media and internet company, and served as Chairman of the Board of Match Group, Inc., an internet and technology company with the largest global portfolio of online dating services, and ANGI Homeservices Inc., a global leader in home improvement.

Finance experience—Significant experience in financings, mergers, acquisitions, investments and strategic transactions through his various roles at IAC and in the Technology Mergers & Acquisition group for Credit Suisse.

Industry experience—Extensive experience in the media and Internet sectors, including experience at IAC, with businesses in the marketing and technology industries.

Public company directorship experience—Serves as a director of several public companies, including as Chairman of the Board of Directors for Match Group, Inc. and ANGI Homeservices Inc.

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ROSE MCKINNEY-JAMES

Principal Occupation/Other Directorships

•  Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years.

•  Director of Ioneer Ltd. since January 2021, member of its Renumeration Committee and Chair of its Environmental Health Safety & Sustainability Committee.

•  Director of Pacific Premier Bancorp since March 2022, member of its Nominating and Governance Committee and Enterprise Risk Committee.

•  Serves on the Board of Directors of MGM Grand Detroit, LLC

•  Member of the Audit Committee and Chair of the CRA Committee of Toyota Financial Savings Bank.

•  Director of the National Association of Corporate Directors Pacific Southwest Chapter and Fellow of the National Association of Corporate Directors.

•  Director of CLEAResult and member of its Audit Committee from 2020 to 2023.

•  Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013.

•  Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013.

•  Emeritus Director of Three Square, Nevada Partners and the American Association of Blacks in Energy AABE.

•  Former Board Chair of The US Energy Foundation from 2020 to 2022 and former Chair of its Governance and Nominating Committee.

•  Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years.

•  Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

AGE: (72) DIRECTOR SINCE 2005 MANAGING PRINCIPAL OF ENERGY WORKS CONSULTING LLC AND MCKINNEY JAMES & ASSOCIATES

Director Qualifications

Leadership experience—Former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies.

Finance experience—Finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank.

Industry experience—Former director of Mandalay Resort Group prior to its acquisition by the Company.

Government experience—Former leader of two Nevada state government agencies.

Public company directorship experience—Former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses.

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KEITH A. MEISTER

Principal Occupation/Other Directorships

•  Founder, Managing Partner & Chief Investment Officer of Corvex Management LP since 2010.

•  Director and Chairman of CM Life Sciences, Inc., CM Life Sciences II Inc. and CM Life Sciences III Inc. prior to 2022.

•  Director of Sema4 Holdings from January 2022 through the present and a member of its Audit Committee.

•  Director of BetMGM since May 2020.

•  Senior Managing Director of the General Partners of Icahn Partners L.P. and affiliated funds from November 2004 to August 2010.

•  Co-President of J Net Ventures from January 2000 through September 2001.

•  Prior to launching J Net Ventures, Mr. Meister worked at NorthStar Capital and Lazard Freres.

•  Previously served as a director on numerous other public boards including: Yum! Brands, Inc., The Williams Companies, The ADT Corporation, Ralcorp Holdings and Motorola, Inc./Motorola Mobility, Inc., among others.

•  Chairman of the Board of Directors for Harlem Children’s Zone and a member of the board of trustees for the American Museum of Natural History.

AGE: (51) DIRECTOR SINCE 2019 FOUNDER, MANAGING PARTNER & CHIEF INVESTMENT OFFICER OF CORVEX MANAGEMENT LP

Director Qualifications

Leadership experience—Operational and management expertise as managing partner and executive officer of an investment firm and diversified holding company.

Finance experience—Expertise in finance, capital markets, strategic development and risk management.

Public company directorship experience—Director and board committee member of public companies in a variety of industries.

Industry Experience—Served as board member of a company with assets and operations in the casino and gaming industry.

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PAUL SALEM

Principal Occupation/Other Directorships

•  Co-Founder and CEO of Salem Capital Management (“SCM”) since 2019 and Executive Director of the Salem Foundation.

•  Senior Managing Director Emeritus, Providence Equity Partners (“Providence”) since 2019 and with Providence from 1992 – 2019, which specializes in investing in the media, communications, education and information industries. Established Providence’s European office in 1999, and co-founded Benefit Street Partners in 2008 (the debt capital markets business of Providence).

•  Previously served as a director of Grupo TorreSur, Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine, Education Management Corporation and several other Providence investments.

•  Prior to joining Providence in 1992, worked for Morgan Stanley in corporate finance and mergers and acquisitions and prior to Morgan Stanley spent four years with Prudential Investment Corporation.

•  Chair of the Board of the Woods Hole Oceanographic Institute, the world’s leader in ocean discovery and research.

•  Former Chair of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a former board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations.

•  Serves on the advisory board of the Carney Institute for Brain Science at Brown University.

AGE: (60) CHAIRMAN OF THE BOARD SINCE 2020 AND DIRECTOR SINCE 2018 SENIOR MANAGING DIRECTOR EMERITUS AT PROVIDENCE EQUITY PARTNERS

Director Qualifications

Leadership experience—Current Senior Managing Director Emeritus at Providence, a premier global asset management firm with approximately $40 billion in assets under management; established the Providence London office in 1999 and helped create Benefit Street Partners, Providence’s credit affiliate that was sold to Franklin Templeton in Q1 2019.

Finance experience—Various progressive roles at Providence Equity since 1992, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.

Public company directorship experience—Former director of public company in the education industry, former Chairman of MGM Growth Properties LLC.

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JAN G. SWARTZ

Principal Occupation/Other Directorships

•  Executive Vice President of Strategic Operations, Carnival Corporation. Previously Group President of Holland America Group of Carnival Corporation, leading Princess Cruises, Holland America Line, Seabourn and Carnival Australia from 2020-2023. Previously, Group President of Princess Cruises and Carnival Australia from 2016-2020. President, Princess Cruises from 2013-2016 and Executive Vice President, Sales, Marketing and Customer Service, Princess Cruises from 2008-2013. Previously served in progressive roles at Princess Cruises starting in 2001 as the Vice President of Strategy and Business Development and led the deal evaluation and integration efforts in connection with Carnival Corporation’s acquisition of P&O Princess in 2002.

•  Led Princess Cruises expansion throughout Asia, opening 11 offices across China, Japan, Taiwan, Singapore, Hong Kong and Korea.

•  Co-led Carnival Corporation’s Ocean Medallion digital transformation initiative, which has won the 2018 Gold New York Design Award for Digital IoT, a CES 2019 Innovation Award Honoree and was a finalist for a 2019 Edison Award for its wearable device and guest experience platform available today on Princess ships.

•  Prior to joining Carnival Corporation, served as Chief Executive Officer of MXG Media from 1999 to 2000.

•  During the 1992-1999 period, served as an associate consultant, consultant and manager at Bain & Company, Inc.

AGE: (54) DIRECTOR SINCE 2018 GROUP PRESIDENT, HOLLAND AMERICA GROUP of CARNIVAL CORPORATION SERVING PRINCESS CRUISES, HOLLAND AMERICA LINE, SEABOURN AND P&O AUSTRALIA

Director Qualifications

Leadership experience—Current EVP Strategic Operations at Carnival Corporation. Previously Group President at Carnival Corporation, the world’s largest leisure travel company leading four of Carnival Corporation’s nine cruise brands; former Chief Executive Officer of MXG Media, an interactive entertainment Company; President of the Princess Cruises Community Foundation.

Finance experience—Various progressive roles at Carnival Corporation involving oversight of several brands’ financial performance.

Industry experience—Currently leads Strategy and Land operations including six private destinations and six Alaska wilderness lodges at the world’s largest leisure travel company; oversaw the international expansion of the cruise category throughout Asia and has worked with leading consumer and service companies on growth and digital transformation strategies.

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DANIEL J. TAYLOR

Principal Occupation/Other Directorships

•  Employed as an executive of Tracinda Corporation from 2007 through 2019.

•  Director of MGM China. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products and EV charging stations.

•  President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

•  Tax Manager and CPA specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

•  Director of Inforte Corp. from October 2005 to 2007.

•  Non-Executive Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (67) DIRECTOR SINCE 2007 DIRECTOR OF MGM GROWTH PROPERTIES SINCE 2016 DIRECTOR OF MGM CHINA SINCE 2020

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company.

Finance experience—Former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm.

Industry experience—Former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—Former director and board committee member of a public oil and gas company; former director of a management consulting company; former director of MGM Growth Properties LLC and current director of MGM China, a Hong Kong Stock Exchange listed company.

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BEN WINSTON

Principal Occupation/Other Directorships

•  Award-winning Producer, Director and Founding Partner of Fulwell 73, which specializes in making high quality television and film productions, since 2005.

•  Executive producer of many television and film productions including, “The Late Show with James Corden” from 2015 to 2023, “The Grammy Awards,” for CBS, “The Kardashians,” for Hulu, “Carpool Karaoke” for Apple TV, and “Friends” The Reunion for HBO MAX.

•  Has created and produced several music specials for various award winning artists and oversaw “Global Citizen: Mandela 100” in South Africa in 2018.

•  13 time Emmy winner, 33 time Emmy nominee, 5 time Critics Choice Award Winner, 3 time Brit Award winner, 2 time PGA Award Winner, Rose D’or winner, Bafta Winner, Grammy nominee.

AGE: (42) DIRECTOR SINCE 2023 PRODUCER, DIRECTOR AND FOUNDING PARTNER OF FULWELL 73

Director Qualifications

Leadership experience— Founding Partner of Fulwell 73, an international television, film and production company that operates across a wide range of genres and across all media platforms, including theatrical, broadcast and digital.

Industry experience—Award-winning director and producer of TV shows, films, documentaries, concerts, events, and music videos.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

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PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024. For 2023, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will have the opportunity to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2023 and 2022 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2023	2022

Audit fees(A)	$8,135,000	$8,091,000

Audit-related fees	—	75,000

Tax fees(B)	2,832,000	728,000

All other fees	3,000	158,000

Total	$10,970,000	$9,052,000

(A)	Audit fees include fees associated with MGM Growth Properties LLC (“MGP”) of $205,000 in 2022.

(B)	Tax fees include fees associated with MGP of $10,000 in 2022.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, the attestation reports on our internal control over financial reporting, statutory and compliance audits required by gaming regulators, assistance with SEC filings, and fees related to debt and equity offerings. The category “Audit-related fees” includes fees related to other assurance services not included in “Audit Fees.” The category “Tax fees” includes fees related to tax consultation, tax planning and tax compliance services. The category “All other fees” includes consulting services for the purpose of providing advice and recommendations.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the chair of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

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Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP, the Company’s internal control over financial reporting and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

KEITH MEISTER, Chair

MARY CHRIS JAMMET

PAUL SALEM

DAN TAYLOR

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 47, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the advisory vote for adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Human Capital and Compensation Committee or the Board, the Human Capital and Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. The Board has adopted a policy of holding say-on-pay votes annually. Accordingly, unless the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2025 annual meeting of stockholders.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

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PROPOSAL NO. 4 APPROVAL AND ADOPTION OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

The Board has unanimously adopted, and recommends that our stockholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended the “Certificate of Incorporation”), to reflect new Delaware law provisions regarding exculpation of officers as permitted by the General Corporation Law of the State of Delaware (the “DGCL”, and such amendment, the “Proposed Amendment”). Article E.10 of the Certificate of Incorporation currently limits the personal liability of directors for monetary damages for breaches of their fiduciary duty of care pursuant to, and consistent with Section 102(b)(7) of the DGCL. Effective August 1, 2022, the State of Delaware amended Section 102(b)(7) of the DGCL to permit Delaware corporations to exculpate officers for personal liability for breaches of their fiduciary duty of care in certain circumstances. The amendment allows Delaware corporations to provide such officers with certain protections traditionally available only to directors. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. The new Delaware legislation only permits, and the Proposed Amendment would only permit, exculpation for direct claims made by stockholders and would not apply to claims brought by the Company or derivative claims made by stockholders on behalf of the Company. A Delaware corporation must affirmatively amend its certificate of incorporation to extend exculpation to officers as the protections do not apply automatically.

Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted or otherwise meritless litigation that distracts from our primary objective of creating stockholder value over the long term. The Board believes that providing protection from certain liabilities for our officers is important in order to limit the concern of officers for personal risk and allow them to exercise their best business judgment in response to time-sensitive challenges which carry risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, regardless of merit. The Proposed Amendment enables our officers to make crucial decisions to further stockholder interests while minimizing distraction posed by lawsuits and costs which may, directly or indirectly, be borne by the Company.

Furthermore, the Board believes the Proposed Amendment will help the Company attract and retain experienced and qualified senior executives, as similar officer exculpation provisions have been, and are likely to be adopted by the Company’s peers and others with whom the Company competes for executive talent. Finally, the Proposed Amendment will generally align the protections available to our officers with those currently available to our directors.

For the reasons stated above, the Board believes the Proposed Amendment is in the best interests of the Company and its stockholders.

If the Proposed Amendment is approved by stockholders, Article E.10 of the Certificate of Incorporation would read as follows:

“A director or officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director or officer as a director or officer, respectively, except for liability (i) for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or amendment of this Article 10 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

For purposes of this Article 10, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as amended from time to time.”

Other than the replacement of the existing Article E.10 with the proposed Article E.10, the remainder of our Certificate of Incorporation will remain unchanged. If the Proposed Amendment is approved by our stockholders, it will become effective immediately upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company expects to do promptly after the Annual Meeting. If the Proposed Amendment is not approved by our stockholders, the Certificate of Incorporation will remain unchanged.

The Board recommends a vote “FOR” the approval and adoption of the amendment to the Company’s Certificate of Incorporation to limit the liability of certain officers and the amendment and restatement of the Company’s Certificate of Incorporation to reflect such amendment.

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Proposals Requiring Your Vote

PROPOSAL NO. 5 SHAREHOLDER PROPOSAL – REPORT TO SHAREHOLDERS ON RISKS CREATED BY THE COMPANY’S DIVERSITY, EQUITY AND INCLUSION EFFORTS

The National Center for Public Policy Research has informed the Company that it intends to present the proposal set forth below for consideration at the Annual Meeting.

Report to Shareholders on Risks Created by the Company’s Diversity, Equity, and Inclusion Efforts

WHEREAS:

The US Supreme Court ruled in SFFA v. Harvard on June 29, 2023, that discriminating on the basis of race in college admissions violates the equal protection clause of the 14th Amendment.1

Attorneys General of 13 States warned Fortune 100 companies on July 13, 2023, that SFFA implicated corporate diversity, equity, and inclusion (DEI) programs.2

Prior legal advice regarding the legality of racially discriminatory programs has been called into question post-SFFA.3

Recent analysis of American Fortune 100 hiring in the wake of the 2020 race riots found that whites were excluded from 94% of the hiring decisions,4 a statistic that itself provides prima facie proof of illegal discrimination on the basis of race by these companies, given that whites constitute 76% of the American population.5

A review of MGM’s 2022 Social Impact and Sustainability Report reveals that MGM is potentially discriminating in illegal ways as follows: (1) adopting a goal of “15% procurement from Diverse Suppliers by 2025,” (2) allocating $300 million to diverse suppliers in 2022, and (3) allocating resources in potentially discriminatory ways via its Supplier Diversity Mentorship Program with a goal of graduating 150 diverse owned businesses by 2025.6 In addition, MGM has been rated “medium risk” by the 1792 Exchange on its “Spotlight Bias Report,” which notes among other things that MGM “vets vendors according to LGBTQ policies,”7 which could lead to MGM illegally discriminating against vendors on the basis of a vendor’s religious beliefs.

RESOLVED:

Shareholders ask that the board commission and publish a report on (1) whether the Company engages in any practices directly or indirectly associated with diversity, equity, and inclusion (DEI) initiatives that may create risks of discriminating illegally on bases such as race and sex, thereby potentially triggering justice-seeking responses from stakeholders of the company (including employees, suppliers, contractors, and retained professionals), and (2) the potential costs of such discrimination to the business.

SUPPORTING STATEMENT:

In just the past year, a corporation was successfully sued for a single case of discrimination against a white employee resulting in an award of more than $25 million.8 The risk of being sued for such discrimination appears only to be rising.9

[1]	https://www.scotusblog.com/case-files/cases/students-for-fair-admissions-inc-v-president-fellows-of-harvard-college/
[2]	https://ag.ks.gov/docs/default-source/documents/corporate-racial-discrimination-multistate-letter.pdf?sfvrsn=968abc1a_2
[3]	https://freebeacon.com/democrats/starbucks-hired-eric-holder-to-conduct-a-civil-rights-audit-the-policies-he- blessed-got-the-coffee-maker-sued/
[4]

https://www.bloomberg.com/graphics/2023-black-lives-matter-equal-opportunity-corporate-diversity/ https://www.dailywire.com/news/bloomberg-flubs-data-for-bombshell-report-that-only-6-of-new-corporate-hires-are-white

[5]	https://www.census.gov/quickfacts/fact/table/US/PST045222
[6]	https://www.mgmresorts.com/content/dam/MGM/corporate/csr/annual-report/mgm-resorts-social-impact-and- sustainability-annual-report-2022.pdf
[7]	https://1792exchange.com/company/mgm-resorts-international/
[8]	https://www.foxbusiness.com/features/starbucks-manager-shannon-phillips-wins-25-million-lawsuit-fired-white-donte-robinson-rashon-nelson
[9]

See, e.g., https://aflegal.org/america-first-legal-files-class-action-lawsuit-against-progressive-insurance-for-illegal-racial-discrimination/;
https://aflegal.org/afl-files-federal-civil-rights-complaint-against-activision-for-illegal-racist-
sexist-and-discriminatory-hiring-practices-and-sends-letter-to-activision-board-demanding-they-end-unlawful-dei-polici/;
https://aflegal.org/america-first-legal-files-federal-civil-rights-complaint-against-kelloggs-warns-management-that-its-violating-fiduciary-duties/

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Proposals Requiring Your Vote

With over 80,000 employees,10 MGM likely has at least 60,000 employees who are potentially the victims of this type of illegal discrimination because they are white, Asian, male, or straight.11 Accordingly, even if only 10 percent of such employees were to file suit, and only 10 percent of those prove successful, the cost to the company could exceed $15 billion. And while racial equity audits can cost up to $4 million, this report should cost much less, as it need review only the potentially discriminatory programs, unless MGM has established so many such programs that its liability for this discrimination must be expected to be much higher.

MGM’s Board of Directors’ statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal and has determined that preparing the requested report would be duplicative and unnecessary and is therefore not in the best interests of our shareholders. The Board oversees, and is committed to, the Company’s strategy, framework and policies for diversity, equity and inclusion that are legally compliant and non-discriminatory.

Why We Recommend Your Vote Against this Proposal

•	We are committed to an inclusive and diverse culture for all of our stakeholders and have embedded this commitment into our policies and procedures.

•	We have existing Board oversight and risk management processes.

•	Management regularly reviews our policies and practices for compliance with applicable laws, including for our diversity, equity and inclusion initiatives.

•	Preparing the report requested by the proponent would be duplicative and unnecessary.

We are Committed to an Inclusive and Diverse Culture for all of our Stakeholders and have Embedded this Commitment into our Policies and Procedures.

At MGM Resorts, the principles and practices of inclusion are embedded into all aspects of our culture, guest services and operations, and we strive to promote an environment that seeks diverse ideas and perspectives that lead to innovative and creative solutions. We take seriously our commitment to diversity and respect for people from all backgrounds, including sex, gender identity or expression, race, national origin, religion, ancestry, age, sexual orientation, veteran status, disability, and other dimensions of diversity. These principles are reflected in a number of our policies, including: our Code of Conduct; Supplier Code of Conduct; Policy Against Discrimination, Harassment, and Retaliation; Global Human Rights Policy; and our Equal Employment Opportunity Policy.

Our Code of Conduct and Supplier Code of Conduct make it clear that we are committed to dealing fairly with suppliers and selecting suppliers via a transparent, open, fair and thorough process. We believe that maintaining healthy, strategic relationships with suppliers allows us to leverage the assets, capabilities and knowledge of suppliers, which is essential to the good health and long-term sustainable growth of our business. In addition, gaming regulators in certain of the jurisdictions where we operate require us to comply with supplier diversity requirements. Further, we believe that by embedding diversity and inclusion into our business strategies, we are also more directly able to attract members of diverse communities to our resorts and entertainment offerings. And, by seeking to buy from, and offer mentorship to, diverse suppliers, we not only endeavor to ensure a more resilient supply chain, but we also support the economic development of the very communities in which we operate. Our supplier initiatives aim to strengthen our operations and provide us access to a diverse range of unique, creative and high-quality products and services in order to allow us to deliver the world-class guest experience for which we are renowned.

Further, at MGM Resorts, our employment decisions are based on individual merit and achievement, qualifications, job performance, training, and experience. Employment opportunities are open to all qualified applicants, and decisions are made without regard to any status or classification protected by law. We aim to develop and enhance transparent talent systems that ensure equal access to employment and career growth opportunities for all.

[10]	https://www.mgmresorts.com/en/company/.html#/Careers
[11]	https://www.census.gov/quickfacts/fact/table/US/PST045222

MGM Resorts International 2024 Proxy Statement	45

Proposals Requiring Your Vote

We Have Existing Board Oversight and Risk Management Processes.

In addition to the policies, programs, and initiatives that support our commitment to diversity, equity, and inclusion, we have enterprise-wide risk management processes to protect against risks to the Company. The Human Capital and Compensation Committee of the Board oversees the strategies and policies related to human capital management, including diversity, equity and inclusion, and talent recruitment and development, retention and engagement. The Corporate Social Responsibility & Sustainability Committee monitors the Company’s overall approach to corporate responsibility and sustainability, as well as culture, and oversees the Company’s community relations activities and supplier and customer diversity programs.

Our Chief Executive Officer is actively engaged in strategy development and implementation of our environmental and social responsibility efforts and serves, together with our Chief People, Inclusion and Sustainability Officer (“CPISO”), as liaisons to the Corporate Social Responsibility and Sustainability Committee. Our CPISO oversees the social impact & sustainability taskforce, which includes executives from legal, investor relations, risk, finance, purchasing and other functions. The taskforce’s mandate is to keep abreast of developments in the social impact and sustainability landscape and to strengthen the Company’s social Impact & sustainability disclosures. In addition, the CPISO works closely with the legal department to review all Company policies and disclosures in light of applicable legal or regulatory requirements and developments in industry practice. Further, in 2019, the Company engaged in a materiality assessment, the results of which were integrated into our Enterprise Risk Management process. As part of this assessment, climate change, human capital management and diversity and inclusion were deemed to be the highest priority issues to our stakeholders. The Company has just completed a second and double materiality assessment which further identified diversity, equity and inclusion as one of the highest priority double materiality issues.

Management Regularly Reviews our Policies and Practices for Compliance with Applicable Laws.

Management reviews our diversity, equity and inclusion initiatives regularly, to ensure compliance with applicable legal requirements, and in light of changing industry practices. These reviews include initiatives focused on supplier diversity, as well as on diversity, equity and inclusion practices more broadly. As described above, these programs are overseen at the Board-level. As a result, the proponent’s requested review would be duplicative and unnecessary.

The Company’s diversity, equity and inclusion programs have been well-recognized for years, garnering many prestigious awards that serve to enhance our reputation with our customers, vendors, employees and other stakeholders, and bolster our competitive advantage.

In light of our demonstrated commitment to our core values of diversity, equity, and inclusion for all, from customers to vendors to employees, as well as our existing board oversight and risk management process, and because preparing the proponent’s requested report would be duplicative and unnecessary, the Board recommends that shareholders vote against this proposal.

The Board recommends a vote for “AGAINST” this Proposal.

46	MGM Resorts International 2024 Proxy Statement

Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis reports on compensation policies applicable to our named executive officers, as determined pursuant to applicable SEC rules.

In 2023, our named executive officers (sometimes referred to as our “NEOs”) were the following individuals:

NAME	TITLE
William J. Hornbuckle	Chief Executive Officer and President
Jonathan S. Halkyard	Chief Financial Officer and Treasurer
Corey I. Sanders	Chief Operating Officer
Gary Fritz	President, Interactive*
John M. McManus	Chief Legal and Administrative Officer and Secretary

*

Mr. Fritz was promoted to President, Interactive on October 10, 2022, with his new compensation effective as of October 1, 2022, from his prior role as Managing Director, Digital Mergers & Acquisitions.

Results from 2023 Say-on-Pay Vote

The 2023 advisory proposal to approve the 2022 compensation of our NEOs (the “say-on-pay” proposal) was approved by approximately 95.57% of the votes cast. Following the annual meeting in 2023, the chair of our Nominating and Corporate Governance Committee, who is also a member of the Human Capital and Compensation Committee and the Audit Committee, together with certain members of management, met with 7 of our institutional stockholders, which totaled approximately 12.4% of our stockholder base as of March 8, 2024, to discuss a wide range of topics, including executive compensation and corporate governance practices. In addition to the stockholders described in the preceding sentence, two of our largest stockholders, holding approximately 22% of our shares as of March 8, 2024, are represented on the Board and have the opportunity to engage in, discussions regarding corporate governance matters, including executive compensation. Based on the positive results of the 2023 say-on-pay vote, and considering feedback from these discussions, we believe that our stockholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2023 say-on-pay vote.

EXECUTIVE SUMMARY

Last year was a year of many significant achievements by the Company, as described in more detail below (see “Elements of Compensation—Annual Incentive Bonus”). The Company believes that the following executive compensation design elements and practices have contributed to this success.

MGM Resorts International 2024 Proxy Statement	47

Executive Compensation

Continued Focus on Performance-Based Compensation and Long-Term Incentives

The Human Capital and Compensation Committee continues to believe that equity incentives should be the most significant part of an NEO’s compensation package. This belief is further reflected in the NEO’s employment agreements, which provides that each NEO will receive any amounts earned in excess of 150% of their target annual bonus in deferred restricted stock units (“Bonus dRSUs”).

The charts below illustrate the importance of long-term incentives for the NEOs, which comprise approximately 63% of the CEO’s target direct compensation and 54% of the target direct compensation of the other NEOs. The majority of our long-term incentives (“LTIs”) are performance based, with payouts determined based on (1) the achievement of an absolute total stockholder return (“TSR”) target with respect to the Company’s stock and (2) TSR as compared to the other companies included in the S&P 500. The balance of our NEOs’ LTI awards are provided in the form of restricted stock units (“RSUs”), where the value ultimately realized by the NEO is directly tied to our stock price on the date the award vests.

2023 Compensation Actions at a Glance

Annual Bonus

New Design for 2023:  In 2021 and 2022 the Company continued to see an impact from the COVID-19 pandemic on its U.S. operations and, as a result, the Human Capital and Compensation Committee took a different approach to structuring the annual bonus programs for those years. In 2023, the Human Capital and Compensation Committee decided to revisit the structure in light of the expectation that the pandemic would no longer have a significant impact on the Company’s U.S. operations and determined to increase the weighting of the financial goal and apply the goal to the full 2023 fiscal year. The Human Capital and Compensation Committee continued to believe that EBITDAR is an important component of the Company’s annual incentive bonus and, as a result, has established a full year EBITDAR goal similar to the Compensation Adjusted EBITDAR Target as defined for 2022 (the “2023 Compensation Adjusted EBITDAR Target”), weighted 70% for Messrs. Hornbuckle, Halkyard, Sanders and McManus and 50% for Mr. Fritz. The Human Capital and Compensation Committee believed that COVID-19 might continue to create uncertainty in the MGM China operating results and, as a result, determined to exclude EBITDAR related to MGM China operations from the financial goal for 2023, in addition to certain other exclusions and adjustments. The 2023 Compensation Adjusted EBITDAR Target approved by the Human Capital and Compensation Committee was consistent with the EBITDAR as set by management and approved by the Board in the budgeting process for 2023. In addition, the Human Capital and Compensation Committee decided to return to the pre-COVID-19 payout range when determining achievement of the 2023 Compensation Adjusted EBITDAR Target such that the threshold for achievement was 80% of the target level and maximum achievement was 115%. Participants were able to achieve 200% of their target bonus for maximum achievement of this goal. The remaining 30% for participants other than Mr. Fritz was determined based on achievement of the following strategic and operational goals: (1) execution of strategic plan in consultation with the Board and efforts undertaken to achieve a baseline corporate expense of $850 million or less, weighted 20%, and (2) execution of Social Impact and Sustainability Strategy focused on volunteerism and community engagement, fostering diversity and inclusion and water reduction, weighted 10%. The remaining 50% for Mr. Fritz was determined based on achievement of three strategic goals, as further described below, related to the Company’s global digital strategy. All participants were able to achieve 200% of their target bonus for maximum achievement of these goals, resulting in the potential for participants to receive 200% of their target bonuses for 2023.

48	MGM Resorts International 2024 Proxy Statement

Executive Compensation

Long-Term Incentives

For 2023, as in prior years, LTIs were granted to our executives in the form of performance share units (“PSUs”) and RSUs.

LTIs generally consist of three components:

•

Relative TSR PSUs (30% of LTI grant value)—The payment, if any, of these awards is determined by comparing MGM’s TSR to the TSR of other companies in the S&P 500 as of the end of the three-year performance measurement period.

•

Absolute TSR PSUs (30% of LTI grant value)—The payment, if any, of these awards is determined based on MGM’s TSR as of the end of the three-year performance measurement period. These Absolute TSR PSUs vest at the target level at the end of the applicable three-year performance period only if our TSR equals 25%.

•	RSUs (40% of LTI grant value)—The payment of these awards is based on continued service, with RSUs vesting in four equal annual installments.

See “Elements of Compensation” below for a further description of annual base salary, the 2023 Bonus Program and Long-Term Equity Incentives.

Executive Compensation “Best Practices”

The Human Capital and Compensation Committee conducts an ongoing review of its existing compensation programs and currently intends to retain several policies that it believes continue to represent best practices, based on advice from F.W. Cook:

•

Executive officer stock ownership guidelines.  We recognize the importance of aligning our management’s interests with those of our stockholders. As a result, the Board, at the recommendation of the Human Capital and Compensation Committee, established stock ownership guidelines for all of our executive officers, including our NEOs.

Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	6X
Other Executive Officers (including NEOs other than CEO)	3X

For purposes of these guidelines, shares held in trust or retirement accounts and RSUs (including deferred RSUs)—but not PSUs or stock appreciation rights (“SARs”)—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting/exercise of equity incentive awards until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.” As of December 31, 2023, all NEOs were in compliance.

•

No single trigger arrangements.  No executive officer is entitled to single trigger change of control benefits. Our change of control policy conditions change-of-control-benefits (including equity award benefits) on termination without cause or a termination by the executive with “good reason” following a change of control (“double trigger”).

•

Uniform change of control policy.  We maintain a generally uniform policy with regard to severance payable to NEOs and other executive officers in connection with a change of control. See “Executive Compensation—Uniform Change of Control Policies.”

•

Discretionary reduction of annual bonus.  The Human Capital and Compensation Committee retains the right to reduce or eliminate any award under our annual bonus program (as in effect from time to time) in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the applicable performance criteria or any other applicable factors.

•

No golden parachute tax gross ups.  In the event that there is a change of control that triggers golden parachute excise taxes under Section 4999 of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross-up protection to any of our executive officers.

MGM Resorts International 2024 Proxy Statement	49

Executive Compensation

•

Prohibition on short sales, derivatives trading and pledging and hedging of Company securities.  Our insider trading policy provides that employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, our insider trading policy prohibits pledging or hedging of our securities by NEOs, Section 16 officers and directors.

Furthermore, in fiscal year 2023, in line with newly-adopted listing standards by the NYSE, the Human Capital and Compensation Committee reviewed and updated our Clawback Policy to require the Company to seek recovery of incentive-based compensation in the event of a financial restatement or other material noncompliance with financial reporting requirements under the securities laws.

COMPENSATION PRACTICES AT A GLANCE

	What We Do		What We Do NOT Do

✓	DO pay for performance – a significant portion of our NEO compensation is at-risk variable compensation	✗	NO pledging permitted by directors or Section 16 officers

✓	DO provide minimum vesting conditions for awards made as part of our long-term equity incentive program	✗	NO hedging or derivative transactions permitted by directors or Section 16 officers

✓	DO conduct annual compensation risk assessments	✗	NO “single trigger” change in control payments

✓	DO maintain robust stock ownership guidelines	✗	NO golden parachute tax gross ups

✓	DO use an independent compensation consultant	✗	NO re-pricing of underwater stock options without stockholder approval

✓	DO incorporate Social Impact and Sustainability goals into the annual incentive bonus program for executive officers	✗	NO minimum payout of long-term incentive compensation

EXECUTIVE COMPENSATION PROCESS

Roles in Establishing NEO Compensation

The Human Capital and Compensation Committee is responsible for establishing, implementing, and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Human Capital and Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation and performance results. Legal and regulatory guidance and market and industry data that may be relevant in determining compensation are provided by management and/or the Human Capital and Compensation Committee’s independent outside advisors (as further described below – see “Outside Consultants”). In addition, the Human Capital and Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Human Capital and Compensation Committee to discuss his performance and that of other executive officers.

Role of the Human Capital and Compensation Committee

The Human Capital and Compensation Committee, among other things, determines compensation of our executive officers, the incentive awards to be granted to our executive officers and associated performance criteria pursuant to our annual incentive programs and administers and approves the granting of equity-based awards under our 2022 Omnibus Incentive Plan (the “Equity Plan”). The Human Capital and Compensation Committee’s authority and oversight with respect to the NEOs extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards, and other forms of compensation. Pursuant to the Human Capital and Compensation Committee Charter, the Human Capital and Compensation Committee has delegated authority to the Chief Financial Officer, with oversight by the Company’s executive committee, the ability to grant up to $1,000,000 annually in equity awards to new hires other than executive officers (which amount the Human Capital and Compensation Committee can increase from time to time in its sole discretion), which may consist of SARs, RSUs, Absolute TSR PSUs and Relative TSR PSUs, and to approve employment contracts for other members of senior management involving base salaries that are less than $500,000. In

50	MGM Resorts International 2024 Proxy Statement

Executive Compensation

addition, the Human Capital and Compensation Committee has delegated a $3,000,000 annual basket of equity that may be awarded by the CEO as a tool to promote retention; recognize employee contributions, strong performance, or high potential talent; and promote recruitment efforts. Details of awards granted under each of the annual baskets are regularly provided to the Human Capital and Compensation Committee.

Role of Executive Officers

Our NEOs generally do not participate in determining the amount or type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria for the annual bonus program(s) and the satisfaction of such criteria; and (iii) with respect to participation by the CEO in providing recommendations to our Human Capital and Compensation Committee regarding annual equity awards. Instead, the Human Capital and Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Human Capital and Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance, and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Human Capital and Compensation Committee periodically engages outside consultants on various compensation-related or executive assessment and evaluation matters. The Human Capital and Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist them in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2023, the Human Capital and Compensation Committee continued to retain the services of, and received advice from, F.W. Cook, its independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Human Capital and Compensation Committee and does not provide any services to the Company other than on behalf of the Human Capital and Compensation Committee. The Human Capital and Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Human Capital and Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment included the following six factors, among others: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Human Capital and Compensation Committee; (v) any Company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Human Capital and Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Human Capital and Compensation Committee.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Human Capital and Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality, and restaurant industries. The peer group compensation data is reviewed by the Human Capital and Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Human Capital and Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Human Capital and Compensation Committee in its compensation decisions with respect to NEOs, but the Human Capital and Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The relevant information for members of the peer group is gathered from proxy statement data, which may only reflect the compensation paid by these companies in years prior to their disclosure, and other SEC filings. When reviewing the compensation of the executive officers of the peer group, the Human Capital and Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Human Capital and Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group was selected in February 2023 by the Human Capital and Compensation Committee (the “Peer Group”) and is comprised of gaming, hospitality, and restaurant companies that we consider competitors with us for

MGM Resorts International 2024 Proxy Statement	51

Executive Compensation

business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with trailing four-quarter revenue greater than $4.0 billion and (2) include companies in the hotels, restaurants and leisure industries with trailing four-quarter revenues and enterprise value in a .33x to 3.0x range of the Company, subject to a potential modest exception for companies selected as peers in prior years. For 2023, the Human Capital and Compensation Committee determined not to make any changes to the prior year peer group. As set forth in the following table, we are near the 30th percentile as compared to the Peer Group with respect to 12-month average market cap, the 71st percentile with respect to revenue, the 48th percentile on number of employees and the 45th percentile with respect to 12-month average enterprise value as of December 31, 2023. This data is generally based on SEC filings reflecting results through December 31, 2023* (employee data is from the most recent annual report).

Trailing 4Qs Revenues ($ Millions)		Employees (as of last 10-K filing)		12-Month Average ($ Millions) as of 12/31/23				Company Size as of 12/31/23 ($ Millions)
				Enterprise Value		Market Cap Value		Enterprise Value		Market Cap Value
Starbucks	$36,687	Starbucks	381,000	McDonald’s	$249,750	McDonald’s	$203,495	McDonald’s	$261,399	McDonald’s	$215,071
McDonald’s	$25,494	Hilton	178,000	Starbucks	$136,299	Starbucks	$115,507	Starbucks	$129,829	Starbucks	$109,135
Marriott	$23,713	Darden Rest.	168,980	Marriott	$67,246	Marriott	$56,111	Marriott	$78,247	Marriott	$66,230
Carnival	$21,593	McDonald’s	150,000	Chipotle	$54,960	Chipotle	$52,274	Chipotle	$65,329	Chipotle	$62,765
MGM	$16,164	Marriott	148,000	Las Vegas Sands	$50,452	Las Vegas Sands	$41,296	Hilton	$55,530	Hilton	$46,695
Royal Caribbean	$13,900	Chipotle	116,068	YUM! Brands	$48,407	Hilton	$39,300	Royal Caribbean	$53,320	Las Vegas Sands	$37,071
Caesars	$11,528	Royal Caribbean	98,200	Hilton	$47,945	YUM! Brands	$36,489	Carnival	$52,677	YUM! Brands	$36,625
Darden Rest.	$11,013	Carnival	87,000	Carnival	$47,376	Royal Caribbean	$22,193	YUM! Brands	$48,215	Royal Caribbean	$33,180
Las Vegas Sands	$10,372	MGM	76,000	MGM	$43,827	Restaurant Brands	$21,733	Las Vegas Sands	$45,790	Restaurant Brands	$24,379
Hilton	$10,235	Caesars	51,000	Royal Caribbean	$43,288	Darden Rest.	$18,600	MGM	$44,261	Carnival	$23,201
Chipotle	$9,872	Norwegian Cruise	38,900	Restaurant Brands	$36,776	Carnival	$16,601	Restaurant Brands	$39,222	Darden Rest.	$19,768
Norwegian Cruise	$8,083	Las Vegas Sands	38,700	Caesars	$35,491	MGM	$15,159	Caesars	$35,302	MGM	$15,262
YUM! Brands	$7,076	YUM! Brands	35,000	Darden Rest.	$24,578	Wynn Resorts	$11,306	Darden Rest.	$26,581	Wynn Resorts	$10,214
Restaurant Brands	$7,022	Wynn Resorts	27,000	Wynn Resorts	$20,430	Caesars	$10,329	Norwegian Cruise	$22,338	Caesars	$10,113
Wynn Resorts	$6,532	Penn Ntl Gaming	21,875	Norwegian Cruise	$20,069	Norwegian Cruise	$6,868	Wynn Resorts	$19,153	Norwegian Cruise	$8,526
Penn Ntl Gaming	$6,363	Restaurant Brands	9,000	Penn Ntl Gaming	$14,612	Penn Ntl Gaming	$3,977	Penn Ntl Gaming	$14,069	Penn Ntl Gaming	$3,890

75th Percentile	$21,593		150,000		$54,960		$52,274		$65,329		$62,765
Median	$10,372		87,000		$47,376		$22,193		$48,215		$33,180
25th Percentile	$7,076		35,000		$24,578		$11,306		$26,581		$10,214
MGM % Rank	71P		48P		45P		30P		42P		28P

Source: Standard & Poor’s Capital IQ.

OBJECTIVES OF OUR COMPENSATION PROGRAM

The Human Capital and Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

52	MGM Resorts International 2024 Proxy Statement

Executive Compensation

ELEMENTS OF COMPENSATION

In structuring our NEO compensation program, the Human Capital and Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Human Capital and Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following core components, which are designed to achieve the following objectives:

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executive officers to achieve specific annual financial and/or operational, or strategic goals and objectives whose achievements are critical for near- and long-term success.
Long-term incentives

Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until after the end of covered employment.
Severance and change of control benefits; employment agreements

Attract, retain, and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Perquisites	Provide a market-competitive level of perquisites, which in some cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

In 2022, we entered into employment agreements with each of our NEOs pursuant to which each of their new annual base salaries were established as described in the table below.

NEO	2022 BASE SALARY(a)		2023 BASE SALARY	CHANGE YE 2022 TO YE 2023	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Hornbuckle	$2,000,000		$2,000,000	No Change	August 31, 2026
Mr. Halkyard	1,100,000		1,100,000	No Change	February 1, 2026
Mr. Sanders	1,250,000		1,250,000	No Change	August 31, 2025
Mr. Fritz	1,250,000	(b)	1,250,000	No Change	September 30, 2026
Mr. McManus	900,000		900,000	No Change	August 31, 2026

(a)

From January 1, 2022 through August 31, 2022, Mr. Hornbuckle’s base salary was $1.5 million, Mr. Halkyard’s base salary was $900,000, Mr. Sanders’ base salary was $1.0 million, and Mr. McManus’ base salary was $700,000. Each of their salaries was increased in connection with the entry into new employment agreements, effective September 1, 2022.

(b)

Prior to Mr. Fritz’s promotion to President, Interactive in October of 2022, Mr. Fritz provided non-exclusive services to the Company to assist the Company with its digital strategy while also providing consulting services to IAC. In connection with his promotion, Mr. Fritz terminated his consultancy relationship and entered into a full-time employment agreement with the Company on the terms described herein.

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Executive Compensation

Annual Incentive Bonus

Fiscal Year 2023

Prior to 2020, the Company’s annual incentive bonus program was based on achieving a target level of EBITDAR. Typically, the bonus structure is decided in March of each year using the Board approved budget. In 2020 and 2021, the emergence of the COVID-19 pandemic made it impossible to meaningfully forecast EBITDAR and resulted in bonus programs based on the achievement of strategic goals. In 2022, when the Human Capital and Compensation Committee met in March to approve the 2022 bonus structure, it was apparent that the Omicron variant was having a material and unanticipated impact on the Company’s first quarter results but the Human Capital and Compensation Committee was committed to returning to a bonus structure that included a meaningful financial metric and determined to structure the bonus letter such that 60% of a participant’s bonus would be based on adjusted “Actual” EBITDAR (“Compensation Adjusted EBITDAR,” as further described below), with 20% attributable to performance in the second quarter and 40% attributable to performance in the second half of the year. In addition, to address concerns about the impact of future COVID-19 variants on the Company’s performance, the Human Capital and Compensation Committee determined to adjust the payout range to broaden the scale.

For 2023, the Human Capital and Compensation Committee determined that it was time to return to a financial metric for the full year and determined that 70% of each NEO’s bonus (as further discussed below, a lower percentage was chosen for Mr. Fritz in order to incentivize Mr. Fritz to focus on the Company’s digital growth efforts), would be based on Compensation Adjusted EBITDAR (as adjusted to exclude the impact from MGM China, MGM Branding and Development, expense related to the Japan IR development, and income from unconsolidated affiliates (including BetMGM)). The Human Capital and Compensation Committee established the 2023 Compensation Adjusted EBITDAR Target at $3,668,240,801 for the year and at such time provided certain adjustments that were to be taken into account in revising the Compensation Adjusted EBITDAR Target should certain events designated by the Human Capital and Compensation Committee occur during the year. Pursuant to the terms of the bonus letter, the 2023 Compensation Adjusted EBITDAR Target was reduced by $3,163,874 as a result of the Gold Strike disposition which closed on February 15, 2023. The Human Capital and Compensation Committee considered the target to be rigorous, reflecting meaningful year-over-year growth. The Human Capital and Compensation Committee determined to exclude the results of MGM China again in 2023 due to continued uncertainties around the impact of COVID-19 related operating restrictions in Macau on the operations of MGM China.

Under the 2023 annual incentive program, the Human Capital and Compensation Committee reserved the right to increase, reduce or eliminate any participant’s award if it determined, in its sole discretion, that such an increase, reduction or elimination was appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the program. In establishing the 2023 annual incentive program, the Human Capital and Compensation Committee determined that, if it were to exercise this authority, some of the factors that it intended to consider were any unforeseen, unusual, or extraordinary gains, losses, expenses, revenues, charges, or credits not contemplated at the time of the bonus letter. The Human Capital and Compensation Committee would also consider management’s efforts to (i) assist MGM China in its continued recovery from the COVID-19 pandemic and (ii) support BetMGM’s continued growth in North America. The Human Capital and Compensation Committee believes that its ability to take these factors into account gives it increased ability to structure annual incentives in a way that recognizes individual performance and other factors relevant to measuring the Company’s success during the fiscal year. Any amounts earned in excess of 150% of their target annual bonus are paid in Bonus dRSUs.

In January of 2024, the Human Capital and Compensation Committee determined that it would not increase, reduce, or eliminate any of the participants’ annual incentive awards for fiscal year 2023. Compensation Adjusted EBITDAR as calculated for 2023 for purposes of the 2023 annual incentive program is $3,823,115,687 for the year, which resulted in each NEO receiving approximately 128.75% of their target award for this component of the bonus.

Compensation Adjusted EBITDAR is a non-GAAP financial measure, meaning that it is not calculated and reported in accordance with generally accepted accounting principles in the U.S. For 2023, the following exclusions were approved to Compensation Adjusted EBITDAR to the extent not contemplated in the original calculation of Compensation Adjusted EBITDAR: (i) impairment of goodwill or other intangible assets, (ii) all third-party costs in connection with any significant unbudgeted acquisition, disposition, corporate reorganization (including spin-offs, split offs or similar transactions) or strategic initiatives regardless of whether the transaction was ultimately consummated (for purposes of this clause, an activity will be considered significant if the third-party costs incurred in connection with such activity exceed $2 million), (iii) gains or losses attributable to the consolidation of an entity previously not consolidated, (iv) EBITDAR attributable to any entity acquired by the Company during 2023 to the extent not included in the Compensation Adjusted EBITDAR Target, (v) gains or losses attributable to changes in tax laws, (vi) gains or losses attributable to changes in accounting principles, (vii) all license, permit or other fees or expenses related to mandated payments or programs incurred in connection with

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(a) obtaining the right to operate a full commercial casino in the State of New York or the State of Ohio or (b) obtaining licenses in any jurisdiction to engage in sports betting or mobile gaming to the extent reviewed and approved by the Human Capital and Compensation Committee prior to December 31, 2023, (viii) any gains or losses related to significant legal settlements in excess of insured amounts (for purposes of this clause a settlement will be significant if the associated gain or loss in excess of amounts insured exceeds $2 million), (ix) gains/losses associated with changes in ownership or fair value of investments in unconsolidated entities; (x) gains or losses resulting from the impact of the COVID-19 pandemic on the Company’s operations to the extent reviewed and approved by the Finance Committee; and (xi) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of Compensation Adjusted EBITDAR Targets to the extent approved by the Human Capital and Compensation Committee. No adjustments were made pursuant to clauses (x) and (xi).

The Human Capital and Compensation Committee determined that the remaining 30% of an NEO’s bonus, other than Mr. Fritz as further described below, would be based on the following strategic goals.

Goal 1 – Execution of Strategic Plan in Consultation with the Board (weighted 20%): This goal encompassed (i) efforts undertaken to deliver on the four strategic pillars and foundation as set forth in the Strategic Framework developed in consultation with the Board and (ii) efforts undertaken to lead and drive a disciplined approach to achieve a baseline corporate expense of $850 million or less.

Goal 2 – Execution of Social Impact & Sustainability Strategy (weighted 10%): This goal reflected the conclusion of the Human Capital and Compensation Committee that the Company’s social impact and sustainability initiatives continue to be important to shareholders, and in order to appropriately incentivize management to focus on social impact and sustainability issues, participants should be evaluated on the success of the efforts undertaken towards achievement of the Company’s publicly disclosed 2025 long-term Social Impact and Sustainability Goals with a focus in 2023 on the following three goals:

•

Volunteerism (sub-weighted 3%). The Human Capital and Compensation Committee believes that it is important that the Company invest in its communities and contribute to the social and economic progress where it operates. The Human Capital and Compensation Committee believes that this may be particularly important in 2023 as macro-economic trends at the start of the year indicated the potential for a recession and continued inflationary pressures impacting the spending power of the most vulnerable populations. In evaluating this goal, the Human Capital and Compensation Committee will consider year over year incremental growth in volunteer hours, management’s efforts to encourage volunteerism, and any increases in the percentage of employees volunteering over prior years. The Human Capital and Compensation Committee will also take into consideration any extraordinary projects or programs aimed at improving the communities in which the Company operates in evaluating achievement of this goal.

•

Fostering Diversity & Inclusion (sub-weighted 4%). The Human Capital and Compensation Committee believes it is important for the Company to cultivate relationships with community partners and suppliers to support the development of local and diverse businesses. As part of this, the Company is committed to providing a certain percentage of domestic biddable procurement with diverse suppliers and also providing opportunities to suppliers via the Company’s Supplier Diversity Mentorship Program. In evaluating this goal, the Committee will consider the amount of biddable procurement spent with diverse suppliers in excess of the prior year, efforts undertaken to expand the Supplier Diversity Mentorship Program and other programs or policies aimed at growing diversity in our supply chain.

•

Water Reduction (sub-weighted 3%). The Human Capital and Compensation Committee understands the importance of water as an important resource that needs to be managed and believes that management should be focused on water efficiency and reducing consumptive water uses. In evaluating this goal, the Human Capital and Compensation Committee will evaluate year over year declines in water use per square foot and efforts undertaken to reduce consumptive water use, including the introduction of programs, such as guest and employee education efforts, aimed at encouraging reduced water consumption and investments in water efficient technological improvements.

In January of 2024, the Human Capital and Compensation Committee determined that the NEOs, other than Mr. Fritz, achieved 90% on the goal related to Execution of Strategic Plan in consultation with the Board and 112.5% on the goal related to the Execution of Social Impact and Sustainability Strategy.

With respect to Goal 1, the Human Capital and Compensation Committee based its determination on several factors, including:

•

Customer Centric.  In 2023, management successfully delivered on its commitment to provide exceptional guest experiences, which was reflected in achieving record high Gold tier member and above NPS scores from our MGM Rewards members. In addition, the Company executed a historic long-term agreement with Marriott

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International to create the “MGM Collection with Marriott Bonvoy,” which is expected to unlock significant benefits and experiences for members of MGM Rewards. Furthermore, the Company successfully hired Dan Yang as its new Chief Customer & Innovation Officer.

•

Gaming Entertainment.  In 2023, Las Vegas hosted the Formula 1 Grand Prix and the Company was able to capitalize on its location and the breadth of our offerings to create a record-setting weekend for hotel revenue. In addition, management made significant progress in preparing to submit the Company’s RFA in New York and publicly unveiled its vision for MGM Empire City. The Company also received the official certification of the area development plan in Osaka and signed the implementation agreement for the proposed integrated resort in Osaka, Japan, which officially closed the certification process.

•

Global Leadership.  In 2023, management achieved improvements to its Corporate Reputation score. Mr. Hornbuckle was also re-appointed as the Chair of the U.S. Travel and Tourism Advisory Board, where he is responsible for guiding the private sector recommendations to the Commerce Secretary, and other government agencies.

•

Financial Stewardship.  In 2023, the Company experienced several all-time record results, including all-time full year net revenue and Adjusted Property EBITDAR records for our Las Vegas Strip Resorts and a full year Adjusted Property EBITDAR record for MGM China, despite facing certain headwinds. The Company also successfully closed on the sale of the operations of Gold Strike Tunica and the acquisition of Push Gaming. In addition, the Company continued to strategically deploy capital, repurchasing 14% of the Company’s outstanding shares during the year. While management worked towards reducing its corporate expense in 2023, corporate expense management was unable to meet or exceed this goal, in part due to certain one-time and other unforeseen expenses.

With respect to Goal 2, the Human Capital & Compensation Committee based its determination on several factors, including:

•	Volunteering. In 2023, the Company achieved its 2025 goal to surpass 1.12 million cumulative volunteer hours and saw a significant increase to the number of employee volunteers.

•

Supplier Diversity.  In 2023, the Company achieved its 2025 goal to spend 15% of domestic biddable procurement with diverse suppliers. In addition, the Company remains on track to meet its goal of 150 graduates from its supplier diversity mentorship program, which had its largest class to date in 2023.

•

Water Reduction.  In 2023, the Company engaged in several initiatives to reduce consumptive water use, including (i) central plant set point and controls optimizations that save both cooling energy and water, (ii) horticulture program improvements, including changing out plants and landscaping at corporate facilities for less water-intensive alternatives, and (iii) continued development and communication of our Water Stewardship Strategy and its five water principles: Measurement, Efficiency, Quality, Culture, and Citizenship. However, the Company did see slight increases to its global water use, driven in part by increased business volumes at MGM Macau and Cotai.

The following tables set forth the percentages of achievement for the different bonus metrics and the bonus amounts payable to the NEOs (other than Mr. Fritz):

		Performance Goals			Actual	Funding
Measure	Weighting	Threshold	Target	Maximum	Results	(% Target)
EBITDAR ($ Mils)	70%	$2,932	$3,665	$4,215	$3,823	128.7%
Strategic Plan	20%	n/a	n/a	n/a	n/a	90.0%
Social Impact and Sustainability Goal	10%	n/a	n/a	n/a	n/a	112.5%
Total	100%					119.4%

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	Current Employment Agreement		2023 TARGET BONUS	2023 ACTUAL BONUS	ACTUAL BONUS AS % OF 2023 TARGET
NEO	Salary	Target Bonus%
Mr. Hornbuckle	$2,000,000	200%	$4,000,000	$4,774,912	119.4%
Mr. Halkyard	1,100,000	150%	1,650,000	1,969,651	119.4%
Mr. Sanders	1,250,000	175%	2,187,500	2,611,280	119.4%
Mr. Fritz	1,250,000	100%	1,250,000	1,398,418	111.9%
Mr. McManus	900,000	125%	1,125,000	1,342,944	119.4%

With respect to Mr. Fritz, 50% of his bonus is based on achievement of the Compensation Adjusted EBITDAR Target as described above, with the remaining 50% based on the achievement of the following three strategic goals (which were unweighted):

Goal 1 – Operational/Financial Improvements in the Company’s Digital Ventures. The Human Capital and Compensation Committee believes that the Company’s diversity and growth in the global online gaming industry and investment in BetMGM is important to the Company’s future. In evaluating this goal, the Human Capital and Compensation Committee considered Mr. Fritz’s (i) successful oversight of the LeoVegas operational plan while balancing near term operating results and LeoVegas’ long-term strategic growth plan and (ii) (a) efforts to help BetMGM identify and improve product offerings and (b) efforts to monitor BetMGM’s operational performance and assist BetMGM management on performance to plan.

Goal 2 – Focus on Organic and Inorganic Growth in Digital Landscape. The Human Capital and Compensation Committee recognizes the importance of the Company’s strategy to be the global leader in premium gaming and entertainment. In evaluating Mr. Fritz’s performance on this goal, the Human Capital and Compensation Committee considered efforts undertaken in 2023 to (i) build a pipeline of operator and content capital deployment opportunities, and (ii) execute on strategic transactions to assist the Company in achieving its digital growth strategy in consultation with the Board.

Goal 3 – Promote the Company’s Employees and Culture. The Human Capital and Compensation Committee believes in the importance of a positive work culture and that the Company’s employees are vital to the success of the organization. In evaluating Mr. Fritz on this goal, the Human Capital and Compensation Committee considered efforts undertaken to build an interactive leadership team, to identify and recruit candidates for key positions within this new organizational structure and to create a team culture that interfaces within the broader Company organization and BetMGM.

In January of 2024, the Human Capital and Compensation Committee determined that Mr. Fritz achieved 95% on the enumerated strategic goals.

With respect to Goal 1, the Human Capital and Compensation Committee based its determination on several factors, including:

•

Achievement of LeoVegas’ revenue and EBITDA plans for 2023. Although 2023 revenue was lower than planned, LeoVegas achieved its forecasted EBITDA plan while making significant investments in both product and technology resources to support its long-term growth.

•	The successful launch of the BetMGM iGaming and online sports betting brand in the United Kingdom, which launched the Company’s strategy of expanding the BetMGM brand into international markets.

•	BetMGM achieved positive EBITDA in the second half of the year with 2023 net gaming revenue expected to be at the high end of BetMGM’s publicly announced guidance.

•	BetMGM launched the Single Account Single Wallet upgrade, which has already begun to deliver key benefits on customer acquisition, retention and engagement, and player value.

•

The Company continues to focus on improvements to BetMGM’s sports product offering in the United States, with the expectation that the Angstrom acquisition will provide beneficial pricing and technology solutions as well as differentiated capabilities beginning in 2024.

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Executive Compensation

With respect to Goal 2, the Human Capital & Compensation Committee based its determination on several factors, including:

•	Efforts undertaken to review numerous global expansion opportunities in the digital space.

•	The signing and closing of the Push Gaming acquisition.

With respect to Goal 3, the Human Capital & Compensation Committee based its determination on several factors, including:

•	The successful development of the digital organization via the hiring of several critical roles during the year.

The following tables set forth the percentages of achievement for the different bonus metrics and the bonus amounts payable to Mr. Fritz:

		Performance Goals			Actual	Funding
Measure	Weighting	Threshold	Target	Maximum	Results	(% Target)
EBITDAR ($ Mils)	50%	$2,932	$3,665	$4,215	$3,823	128.7%
Strategic Plan	50%	n/a	n/a	n/a	n/a	95.0%
Total	100%					111.9%

Fiscal Year 2024

For fiscal year 2024, the Human Capital and Compensation Committee has determined to continue with a meaningful financial goal for the full fiscal year. The Human Capital and Compensation Committee continues to believe that EBITDAR is an important component of the Company’s annual incentive bonus and, as a result, has established a full year EBITDAR goal (the “2024 Compensation Adjusted EBITDAR Target”), weighted 70% for Messrs. Hornbuckle, Halkyard, Sanders and McManus and 50% for Mr. Fritz. The Human Capital and Compensation Committee no longer believes that COVID-19 will continue to create uncertainty in the MGM China operating results and, as a result, has determined to include EBITDAR related to MGM China operations in the financial goal this year. In addition, the Human Capital and Compensation Committee determined that the 2024 Compensation Adjusted EBITDAR Target should include BetMGM, LLC’s (“BetMGM”) target EBITDA in light of the increased strategic focus on the Company’s digital growth story. As a result, an amount equal to MGM China and BetMGM’s target Adjusted EBITDAR or EBITDA, as applicable (which, for BetMGM, will be calculated on a one-month lag basis), multiplied by the Company’s percentage ownership in each for the performance period will be included in the 2024 Compensation Adjusted EBITDAR Target. The 2024 Compensation Adjusted EBITDAR Target approved by the Human Capital and Compensation Committee was consistent with the EBITDAR as set by management and approved by the Board in the budgeting process for 2024. Participants will be able to achieve 200% of their target bonus for maximum achievement of this goal.

With respect to Messrs. Hornbuckle, Halkyard, Sanders and McManus, the remaining 30% will be determined based on the following strategic and social impact and sustainability goals: (1) Execution of the Company’s Strategic Plan in Consultation with the Board (weighted 20%) and (2) Execution of the Company’s Social Impact and Sustainability Strategy (weighted 10%). Participants will be able to achieve 200% of their target bonus for maximum achievement of these goals.

With respect to Mr. Fritz, the remaining 50% will be determined based on the achievement of the following goals (1) Execution of Digital Strategy (weighted 40%), (2) Promoting the Company’s Employees and Culture (weighted 10%). Mr. Fritz will be able to achieve 200% of his target bonus for maximum achievement of these goals.

Long-Term Equity Incentives

For 2023, our LTI compensation component consisted of grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs. All forms of equity-based awards can receive dividend equivalent rights (that is, at the time dividends are paid to other stockholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).

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Absolute TSR PSUs

The Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is at least 25%. The table below illustrates how payouts are calculated based on level of achievement. The beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day period ending on the award date and the third anniversary of the award date, respectively. In the case of a change in control, the ending stock price is based on the stock price as of the date of the change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.

	Performance[1]		Payout
	Change vs. Target	Absolute TSR	Shares Earned[2]	Value Delivered[3]
Maximum	+60%	+100%	160%	320%
	+20%	+50%	120%	180%
Target	+0%	+25%	100%	125%
	-20%	+0%	80%	80%
Threshold	-40%	-25%	60%	45%
	<-40%	<-25%	0%	0%

1	Measured using the 60-day average closing price on the date of grant.

2	Linear interpolation between defined points.

3	Assumes absolute TSR PSUs have an accounting value equal to the share price at grant.

While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price.

Relative TSR PSUs

The Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P 500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the NEO at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. The table below illustrates how payouts are calculated based on level of achievement.

Performance	Relative TSR	Funding (% Target)[1,2]

Maximum	75P	150%

	70P	140%

	65P	130%

	60P	120%

	55P	110%

Target	50P	100%

	45P	90%

	40P	80%

	35P	70%

	30P	60%

Threshold	25P	50%

	<25P	0%

1.	Linear interpolation between defined points.

2.	Funding capped at 100% of target if absolute TSR is negative, unless relative TSR is above the 75th percentile.

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Executive Compensation

RSUs

The Human Capital and Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock’s performance.

Each RSU entitles the holder to receive one share of our stock at vesting, with vesting being subject to continued employment on the applicable vesting dates. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.

As in previous years, in making grants of Absolute TSR PSUs, Relative TSR PSUs, and RSUs to the NEOs in October 2023, the Human Capital and Compensation Committee continued to emphasize performance-based awards and allocated approximately 40% to RSUs, 30% to Absolute TSR PSUs and 30% to Relative TSR PSUs, based on fair value at the grant date. The Human Capital and Compensation Committee determined the size of each NEO’s award through a process that evaluated each NEO’s overall role in and contributions to the Company and other relevant factors, including competitive market data.

In determining the size of the awards, the Human Capital and Compensation Committee does not take into account the value realized by a NEO during the applicable fiscal year as a result of the vesting or settlement of equity awards granted during a prior year; the Human Capital and Compensation Committee believes that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Human Capital and Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

The Human Capital and Compensation Committee awarded equity-based compensation to our NEOs in 2023 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS	GRANT DATE FAIR VALUE OF AWARDS

Mr. Hornbuckle	RSU	10/02/2023	108,726	$4,000,000

	Absolute TSR PSU	10/02/2023	88,185	3,000,000

	Relative TSR PSU	10/02/2023	82,493	3,000,000

Mr. Halkyard	RSU	10/02/2023	29,900	$1,100,000

	Absolute TSR PSU	10/02/2023	24,251	825,000

	Relative TSR PSU	10/02/2023	22,686	825,000

Mr. Sanders	RSU	10/02/2023	40,772	$1,500,000

	Absolute TSR PSU	10/02/2023	33,070	1,125,000

	Relative TSR PSU	10/02/2023	30,935	1,125,000

Mr. Fritz	RSU	10/02/2023	40,772	$1,500,000

	Absolute TSR PSU	10/02/2023	33,070	1,125,000

	Relative TSR PSU	10/02/2023	30,935	1,125,000

Mr. McManus	RSU	10/02/2023	24,464	$900,000

	Absolute TSR PSU	10/02/2023	19,842	675,000

	Relative TSR PSU	10/02/2023	18,561	675,000

Results of Performance Achieved during 2020-2023 Performance Period for PSUs granted in August 2020

In August 2020, the Company granted Absolute TSR PSU awards that were scheduled to cliff-vest based on the level of the Company’s share price appreciation measured over the applicable three-year performance period. In addition, in August 2020, the Company granted Relative TSR PSU awards that were scheduled to cliff-vest based on the Company’s relative TSR performance versus the S&P 500. Following the completion of the applicable performance period, it was determined that (i) for Absolute TSR PSUs, the ending average stock price (including the value of reinvested dividends) of $46.03 was equal to 211% of the “target price” of $21.85, and (ii) for Relative TSR PSUs, the Company’s TSR of 163.29%

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placed the Company’s absolute percentile ranking at the 92.96th percentile of the peer group. As a result, the executive officers became eligible to receive a number of shares equal to approximately 160% and 150% of their target number of Absolute TSR PSUs and Relative TSR PSUs, respectively.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us other than for good cause, (2) by them for good cause, or (3) as a result of their death or disability. Other than for equity awards that are not assumed by a purchaser as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., there are no single trigger benefits), and the Human Capital and Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits.

The Human Capital and Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Human Capital and Compensation Committee also considers competitive market practices and the period of time it would normally take for an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2023 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”

Retirement, Death & Disability—Treatment of Equity Awards

Retirement is defined as a voluntary resignation by the participant with 90 days advance written notice where age plus service equals 65, with a minimum age of 55 and 5 years of service. It applies to awards outstanding six months prior to the date of retirement. Participants are entitled to (i) continued vesting in full of all RSUs, (ii), with respect to participants other than Messrs. Hornbuckle, McManus, and Sanders, continued vesting of a pro-rated portion of their PSU awards based upon the number of months employed during the applicable performance or vesting period and, (iii), with respect to Messrs. Hornbuckle, McManus, and Sanders, continued vesting in full of their outstanding and unvested PSU awards. Vesting of PSUs remains subject to achievement of underlying performance objectives. The retirement benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the applicable award forms.

In the case of death or disability, the participant is entitled to full acceleration and payment of all such time-based awards as of the date of termination. Relative TSR PSUs will accelerate and vest in full based on relative performance to the date of termination. Absolute TSR PSUs will accelerate and vest in full based on target, if such termination is within the first twelve months of the performance period, or after such twelve-month period, based on actual performance projected through the end of the performance period.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide benefits relating to hotel and related services, including in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary

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meals for business purposes at our restaurants. From time to time, we also provide relocation benefits to certain executive officers in order to assist such executives with their transition to living and working in Las Vegas, which we believe serves as an appropriate recruitment tool.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), the Human Capital and Compensation Committee has approved a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business.

Pursuant to his employment agreement, Mr. Hornbuckle is entitled to request the personal use of aircraft, but he must reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2023, the aggregate incremental cost of Mr. Hornbuckle’s personal use of the aircraft was $206,319, which was below the cap. See the Summary Compensation Table for additional details.

OTHER COMPENSATION MATTERS

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities.

Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

Compensation Risk Assessment

As part of its oversight, the Human Capital and Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Human Capital and Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Human Capital and Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Human Capital and Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee of the Board has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on the Human Capital and Compensation Committee’s review and discussion with management, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ALEXIS HERMAN, Chair

MARY CHRIS JAMMET

ROSE MCKINNEY-JAMES

DANIEL J. TAYLOR

BEN WINSTON

The foregoing report of the Human Capital and Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

62	MGM Resorts International 2024 Proxy Statement

Compensation Tables

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the years ended December 31, 2023, 2022 and 2021.

NAME AND TITLE	YEAR	SALARY(A)	BONUS	STOCK AWARDS(B)	NON-EQUITY INCENTIVE PLAN COMPENSATION(C)	ALL OTHER COMPENSATION(D)	TOTAL

William J. Hornbuckle Chief Executive Officer and President	2023	$2,000,000	$—	$10,000,000	$4,774,912	$228,882	$17,003,794
	2022	1,667,123	—	10,000,000	4,328,524	242,428	16,238,075
	2021	1,500,000	—	8,000,000	3,609,375	165,149	13,274,524

Jonathan S. Halkyard Chief Financial Officer and Treasurer	2023	$1,100,000	$—	$2,750,000	$1,969,651	$20,895	$5,840,546
	2022	966,849	—	2,750,000	2,017,774	41,017	5,775,640
	2021	875,342	—	1,800,000	1,856,250	127,012	4,658,604

Corey Sanders Chief Operating Officer	2023	$1,250,000	$—	$3,750,000	$2,611,280	$18,475	$7,629,755
	2022	1,083,562	—	3,750,000	2,423,189	19,163	7,275,914
	2021	1,000,000	—	3,935,000	2,062,500	24,423	7,021,923

Gary Fritz President, Interactive	2023	$1,250,000	$—	$3,750,000	$1,398,418	$—	$6,398,418
	2022	382,830	—	3,750,000	312,500	9,361	4,454,691

John McManus Chief Legal and Administrative Officer and Secretary	2023	$900,000	$—	$2,250,000	$1,342,944	$25,078	$4,518,022
	2022	766,849	—	2,250,000	1,305,818	42,556	4,365,223
	2021	700,000	—	1,750,000	1,155,000	8,533	3,613,533

(A)	See “Compensation Discussion and Analysis—Elements of Compensation—Annual Base Salary and Employment Agreements.

(B)

For 2023, consists of RSUs, Absolute TSR PSUs and Relative TSR PSUs. The RSU awards vest ratably over the four-year period following the grant date. There are no thresholds or maximums (or equivalent items). The grant date fair value for the Absolute TSR PSUs and the Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Assuming the highest performance condition would be achieved, the grant date fair values of the Absolute TSR PSUs are $4.8 million, $1.3 million, $1.8 million, $1.8 million, and $1.1 million for Mr. Hornbuckle, Mr. Halkyard, Mr. Sanders, Mr. Fritz, and Mr. McManus, respectively. Assuming the highest performance condition would be achieved, the grant date fair values of the Relative TSR PSUs are $4.5 million, $1.2 million, $1.7 million, $1.7 million, and $1.0 million for Mr. Hornbuckle, Mr. Halkyard, Mr. Sanders, Mr. Fritz, and Mr. McManus respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for more information, including information relating to vesting and payouts.

(C)	Consists of compensation earned under the 2023, 2022 and 2021 annual incentive program, including the value of Bonus dRSUs, as described in “Compensation Discussion and Analysis.”

(D)	All other compensation for 2023 consists of the following:

NAME	PERSONAL USE OF COMPANY AIRCRAFT(A)	401(k) MATCH	INSURANCE PREMIUMS AND BENEFITS(B)	OTHER PERQUISITES(C)	TOTAL OTHER COMPENSATION

Mr. Hornbuckle	$206,319	$9,150	$12,277	$1,136	$228,882

Mr. Halkyard	4,722	9,150	7,023	—	20,895

Mr. Sanders	—	9,150	6,086	3,239	18,475

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	9,150	15,928	—	25,078

(A)

The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts the NEO reimburses. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown.

Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft.

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Compensation Tables

(B)

The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage. In prior years, we included health plan coverage that was provided to all employees on a non-discriminatory basis but have begun excluding that this year given that it is not required to be included. The impact to prior years would have been a reduction in insurance premiums and benefits: for 2022 of $14,979, $8,067, $897, $0, and $15,855, for Messrs. Hornbuckle, Halkyard, Sanders, Fritz, and McManus, respectively; and for 2021 $6,688, $0, $2,099, and $516 for Messrs. Hornbuckle, Halkyard, Sanders, and McManus, respectively.

(C)

The amount reported in this column for Mr. Hornbuckle reflects the incremental cost to the Company of providing Mr. Hornbuckle a car and driver for occasional personal use. The incremental cost for the car and driver was calculated using the 2023 IRS mileage rate, the personal use time and average chauffeur hourly rate. The variable cost rate is used rather than the standard business rate as the Company uses the car and driver for Company business, including to transport other passengers when not being used by Mr. Hornbuckle, and would incur the fixed costs of operating the vehicle and employing the driver. For Mr. Sanders, amount relates to reimbursements by the Company for state withholding taxes.

GRANTS OF PLAN-BASED AWARDS

The table below shows plan-based awards granted during 2023 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			OTHER STOCK AWARDS: NUMBER OF TARGET UNITS	GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM

Mr. Hornbuckle	N/A		$—	$4,000,000	$8,000,000	—	—	—	—	$—

	10/2/2023	(C)	—	—	—	—	108,726		—	4,000,000

	10/2/2023	(D)	—	—	—	52,911	88,185	141,096	—	3,000,000

	10/2/2023	(E)	—	—	—	41,247	82,493	123,740	—	3,000,000

Mr. Halkyard	N/A		$—	$1,650,000	$3,300,000	—	—	—	—	$—

	10/2/2023	(C)	—	—	—	—	29,900	—	—	1,100,000

	10/2/2023	(D)	—	—	—	14,551	24,251	38,802	—	825,000

	10/2/2023	(E)	—	—	—	11,343	22,686	34,029	—	825,000

Mr. Sanders	N/A		$—	$2,187,500	$4,375,000	—	—	—	—	$—

	10/2/2023	(C)	—	—	—	—	40,772	—	—	1,500,000

	10/2/2023	(D)	—	—	—	19,842	33,070	52,912	—	1,125,000

	10/2/2023	(E)	—	—	—	15,468	30,935	46,403	—	1,125,000

Mr. Fritz	N/A		$—	$1,250,000	$2,500,000	—	—	—	—	$—

	10/2/2023	(C)	—	—	—	—	40,772	—	—	1,500,000

	10/2/2023	(D)	—	—	—	19,842	33,070	52,912	—	1,125,000

	10/2/2023	(E)	—	—	—	15,468	30,935	46,403	—	1,125,000

Mr. McManus	N/A		$—	$1,125,000	$2,250,000	—	—	—	—	$—

	10/2/2023	(C)	—	—	—	—	24,464	—	—	900,000

	10/2/2023	(D)	—	—	—	11,905	19,842	31,747	—	675,000

	10/2/2023	(E)	—	—	—	9,281	18,561	27,842	—	675,000

(A)

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for details on the annual bonus program. Any portion of the annual incentive bonus earned by Messrs. Hornbuckle, Halkyard, Sanders, Fritz, and McManus in 2023 in excess of 150% of such NEO’s target bonus was paid in Bonus dRSUs. Bonuses earned by our NEOs in 2023 did not exceed 150% of their respective target bonuses.

(B)	See note (B) to the Summary Compensation Table above for more information.

(C)	RSU award.

(D)	Absolute TSR PSU award.

(E)	Relative TSR PSU award.

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Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows outstanding equity awards of the NEOs as of December 31, 2023.

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE

Mr. Hornbuckle	—	—	$—	—	11,259	(A)	$503,052	—		$—

	—	—	—	—	38,213	(B)	1,707,357	—		—

	—	—	—	—	35,959	(C)	1,606,648	—		—

	—	—	—	—	98,014	(D)	4,379,266	—		—

	—	—	—	—	108,726	(E)	4,857,878	—		—

	—	—	—	—	—		—	51,287	(F)	1,810,300

	—	—	—	—	—		—	47,051	(G)	2,102,239

	—	—	—	—	—		—	93,677	(H)	4,101,758

	—	—	—	—	—		—	88,048	(I)	5,683,430

	—	—	—	—	—		—	88,185	(J)	3,073,269

	—	—	—	—	—		—	82,493	(K)	2,280,780

Mr. Halkyard	—	—	$—	—	15,381	(L)	$687,223	—		$—

	—	—	—	—	26,953	(D)	1,204,260	—		—

	—	—	—	—	29,900	(E)	1,335,932	—		—

	—	—	—	—	—		—	9,616	(F)	339,434

	—	—	—	—	—		—	8,822	(G)	394,167

	—	—	—	—	—		—	25,761	(H)	1,127,991

	—	—	—	—	—		—	24,213	(I)	1,562,951

	—	—	—	—	—		—	24,251	(J)	845,167

	—	—	—	—	—		—	22,686	(K)	627,218

Mr. Sanders	—	—	$—	—	8,856	(A)	$395,686	—		$—

	—	—	—	—	20,300	(B)	907,004	—		—

	—	—	—	—	17,686	(C)	790,210	—		—

	—	—	—	—	36,755	(D)	1,642,213	—		—

	—	—	—	—	40,772	(E)	1,821,693	—		—

	—	—	—	—	—		—	25,226	(F)	890,428

	—	—	—	—	—		—	23,143	(G)	1,034,029

	—	—	—	—	—		—	35,129	(H)	1,538,154

	—	—	—	—	—		—	33,018	(I)	2,131,281

	—	—	—	—	—		—	33,070	(J)	1,152,521

	—	—	—	—	—		—	30,935	(K)	855,309

Mr. Fritz	—	—	$—	—	30,010	(M)	$1,340,847	—		$—

	—	—	—	—	36,755	(D)	1,642,213	—		—

	—	—	—	—	40,772	(E)	1,821,693	—		—

	—	—	—	—	—		—	32,511	(N)	1,045,869

	—	—	—	—	—		—	32,511	(O)	1,130,136

	—	—	—	—	—		—	35,129	(H)	1,538,154

	—	—	—	—	—		—	33,018	(I)	2,131,281

	—	—	—	—	—		—	33,070	(J)	1,152,521

	—	—	—	—	—		—	30,935	(K)	855,309

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Compensation Tables

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE

Mr. McManus	—	—	$—	—	6,529	(A)	$291,716	—		$—

	—	—	—	—	8,359	(B)	373,480	—		—

	—		—	—	7,866	(C)	351,453	—		—

	—		—	—	22,054	(D)	985,373	—		—

	—		—	—	24,464	(E)	1,093,052	—		—

	—		—	—	—		—	11,218	(F)	395,954

	—		—	—	—		—	10,292	(G)	459,847

	—		—	—	—		—	21,077	(H)	922,865

	—		—	—	—		—	19,811	(I)	1,278,786

	—		—	—	—		—	19,842	(J)	691,512

	—		—	—	—		—	18,561	(K)	513,194

(A)	RSU award scheduled to vest on 4/1/24.

(B)	RSU award scheduled to vest on 8/18/24.

(C)	RSU award scheduled to vest in equal installments on each of 10/4/24 and 10/4/25.

(D)	RSU award scheduled to vest in equal installments on each of 10/3/24, 10/3/25, and 10/3/26.

(E)	RSU award scheduled to vest in equal installments on each of 10/2/24, 10/2/25, 10/2/26 and 10/2/27.

(F)	Absolute TSR PSU award scheduled to vest on 10/4/24 subject to the level of achievement of the applicable performance criteria.

(G)	Relative TSR PSU award scheduled to vest on 10/4/24 subject to the level of achievement of the applicable performance criteria.

(H)	Absolute TSR PSU award scheduled to vest on 10/3/25 subject to the level of achievement of the applicable performance criteria.

(I)	Relative TSR PSU award scheduled to vest on 10/3/25 subject to the level of achievement of the applicable performance criteria.

(J)	Absolute TSR PSU award scheduled to vest on 10/2/26 subject to the level of achievement of the applicable performance criteria.

(K)	Relative TSR PSU award scheduled to vest on 10/2/26 subject to the level of achievement of the applicable performance criteria.

(L)	RSU award scheduled to vest in equal installments on each of 2/1/24 and 2/1/25.

(M)	RSU award scheduled to vest in equal installments on each of 12/1/24, and 12/1/25.

(N)	Absolute TSR PSU award scheduled to vest on 12/1/24 subject to the level of achievement of the applicable performance criteria.

(O)	Relative TSR PSU award scheduled to vest on 12/1/24 subject to the level of achievement of the applicable performance criteria.

OPTION/SAR EXERCISES AND STOCK VESTED

The following table shows RSU and PSU vesting for the NEOs during 2023. For RSUs and PSUs, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.

	STOCK AWARDS (RSUs)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING

Mr. Hornbuckle	140,244	$4,497,489	297,765	$12,666,928

Mr. Halkyard	32,281	767,255	—	—

Mr. Sanders	57,155	2,301,664	158,187	6,729,265

Mr. Fritz	27,257	1,050,464	—	—

Mr. McManus	26,410	1,056,669	65,136	2,770,866

For Messrs. Hornbuckle, and Halkyard, the number of shares acquired on vesting related to Stock Awards (RSUs) includes 26,733, and 12,695 Bonus dRSUs, respectively. These Bonus dRSUs were granted during 2023 and were fully vested on

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Compensation Tables

the grant date, but the settlement and receipt of shares has been deferred and will be paid in four equal installments over a four-year period following the grant date. Because no value was realized, and no shares were acquired, upon vesting of these Bonus dRSUs, no value is reflected for these awards in the table above. As of the grant date, the value of each executive’s Bonus dRSU award (not including the value of any DEUs credited following the grant date) was equal to (i) the number of Bonus dRSUs granted multiplied by (ii) $43.15, the price of our common stock on the grant date.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows nonqualified deferred compensation to the NEOs in 2023 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END

Mr. Hornbuckle	$78,534	$—	$11,027	$—	$89,561

Mr. Halkyard	—	—	—	—	—

Mr. Sanders	—	—	—	—	—

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	—	—	—	—

Total	$78,534	$—	$11,027	$—	$89,561

(A)	None of these amounts were included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

ESTIMATED BENEFITS UPON TERMINATION

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2023 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards in effect as of such date.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(D)	OTHER	TOTAL

Death or Disability

Mr. Hornbuckle	$6,000,000	$13,054,200	$19,051,776	$—	$38,105,976

Mr. Halkyard	2,750,000	3,227,415	4,896,928	—	10,874,343

Mr. Sanders	3,437,500	5,556,807	7,601,722	—	16,596,029

Mr. Fritz	2,500,000	4,804,753	7,853,270	—	15,158,023

Mr. McManus	2,025,000	3,095,073	4,262,158	—	9,382,231

Company Terminates Without Good Cause

Mr. Hornbuckle	$9,000,000	$9,410,770	$15,922,469	$45,280	$34,378,519

Mr. Halkyard	2,750,000	1,079,022	3,356,255	33,960	7,219,237

Mr. Sanders	3,437,500	4,190,537	6,428,195	11,552	14,067,784

Mr. Fritz	2,500,000	1,673,266	5,752,340	23,938	9,949,544

Mr. McManus	2,025,000	2,275,284	3,558,038	33,960	7,892,282

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Compensation Tables

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(D)	OTHER	TOTAL

NEO Terminates Without Good Cause/Company Terminates With Good Cause

Mr. Hornbuckle	$—	$—	$—	$—	$—

Mr. Halkyard	—	—	—	—	—

Mr. Sanders	—	—	—	—	—

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	—	—	—	—

NEO Terminates With Good Cause

Mr. Hornbuckle	$9,000,000	$9,410,770	$15,922,469	$45,280	$34,378,519

Mr. Halkyard	2,750,000	1,079,022	3,356,255	33,960	7,219,237

Mr. Sanders	3,437,500	4,190,537	6,428,195	11,552	14,067,784

Mr. Fritz	2,500,000	1,673,266	5,752,340	23,938	9,949,544

Mr. McManus	2,025,000	2,275,284	3,558,038	33,960	7,892,282

Change of Control(E)

Mr. Hornbuckle	$16,000,000	$13,054,200	$19,051,776	$45,280	$48,151,256

Mr. Halkyard	5,775,000	3,227,415	4,896,928	45,280	13,944,623

Mr. Sanders	7,343,750	5,556,807	7,601,722	15,403	20,517,682

Mr. Fritz	5,000,000	4,804,753	7,853,270	31,918	17,689,941

Mr. McManus	4,162,500	3,095,073	4,262,158	45,280	11,565,011

Retirement Pursuant to Retirement Policy(F)

Mr. Hornbuckle	$—	$8,196,323	$13,697,727	$—	$21,894,050

Mr. Halkyard	—	—	—	—	—

Mr. Sanders	—	3,735,114	5,593,892	—	9,329,006

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	2,002,021	3,057,452	—	5,059,473

(A)	This column does not include any unpaid prior-year bonuses that were earned prior to the date of termination.

(B)

The value of outstanding RSUs, Absolute TSR PSUs and Relative TSR PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 29, 2023, which was $44.68.

(C)

For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, we have assumed that, in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award.

(D)	Assumes that December 31, 2023 was the end of the performance period for Absolute TSR PSUs and Relative TSR PSUs.

(E)

Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of Performance Based Stock Units.”

(F)	As of December 31, 2023, Mr. Hornbuckle, Mr. Sanders and Mr. McManus are all eligible for retirement benefits under the Retirement Policy.

Employment Agreements

We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. In 2022, we successfully negotiated new employment agreements with Messrs. Hornbuckle, Sanders, Halkyard and McManus. Specifically, on August 18, 2022 we entered into employment agreements

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Compensation Tables

with Messrs. Hornbuckle, Halkyard, Sanders and McManus, each effective September 1, 2022. Mr. Hornbuckle’s employment agreement provided for a term until August 31, 2026 and a minimum base salary of $2,000,000, commencing on September 1, 2022, and a target annual bonus of 200%, pro-rated for his bonus for the year ended December 31, 2022. The agreement provides that Mr. Hornbuckle is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $10,000,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. In the event of a termination of Mr. Hornbuckle’s employment as the result of his death or a termination by the Company due to disability, we will pay Mr. Hornbuckle one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy). In the event of a termination by us for no cause or by Mr. Hornbuckle for good cause prior to the end of the term of the Agreement, Mr. Hornbuckle will receive one and a half times (i) his annual base salary and (ii) his target bonus, payable in 12 monthly installments. Any such severance payments will be subject to applicable taxes and Mr. Hornbuckle’s execution and non-revocation of a general release of claims.

On August 18, 2022, we also entered into a new employment agreement with Mr. Sanders that provides for a term until August 31, 2025 and a minimum base salary of $1,250,000, commencing on September 1, 2022. Mr. Sanders’ agreement also provides for an annual target bonus equal to 175% of his base salary. The agreement provides that Mr. Sanders is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $3,750,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. Mr. Sanders’ employment agreement incorporates the Severance Policy described below.

On August 18, 2022, we also entered into a new employment agreement with Mr. Halkyard that provides for a term until February 1, 2026 and a minimum base salary of $1,100,000, commencing on September 1, 2022. Mr. Halkyard’s agreement also provides for an annual target bonus equal to 150% of his base salary. The agreement provides that Mr. Halkyard is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $2,750,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. Mr. Halkyard’s employment agreement incorporates the Severance Policy described below.

On August 18, 2022, we also entered into a new employment agreement with Mr. McManus that provides for a term until August 31, 2026 and a minimum base salary of $900,000, commencing on September 1, 2022. Mr. McManus’ agreement also provides for an annual target bonus equal to 125% of his base salary. The agreement provides that Mr. McManus is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $2,250,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. With respect to severance, Mr. McManus’ employment agreement incorporates the Severance Policy described below.

On October 10, 2022, we entered into a new employment agreement, dated October 4, 2022, with Gary Fritz, our new President, Interactive. Mr. Fritz’s employment agreement provides for a term until September 30, 2026 and minimum base salary of $1,250,000 and an annual target bonus equal to 100% of his base salary. The agreement provides that Mr. Fritz is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $3,750,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. In addition, the agreement provides Mr. Fritz with two potential special bonus opportunities for $2,000,000 each, paid 50% as a lump sum cash amount and 50% in RSUs for (1) achievement of a trailing twelve month Adjusted EBITDA target at BetMGM, LLC and (2) successfully launching a defined digital offering on an MGM property. With respect to severance, Mr. Fritz’s employment agreement incorporates the Severance Policy described below and provides certain additional severance provisions as further described below.

Uniform Severance and Change of Control Policies (NEOs and other executive officers, other than the Chief Executive Officer)

In 2012, the Human Capital and Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement for Messrs. Halkyard, Sanders, Fritz, and McManus, and in the terms of equity award agreements entered into with such NEOs. An overview of the severance benefits payable to Messrs. Halkyard, Sanders, Fritz, and McManus, under the Severance Policy are as follows:

•	1.0x the sum of base salary and target bonus, payable over a 12-month period.

•	One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).

•	Lump sum payment equal in value to 12 months of continued health and insurance benefits (calculated as 1.5x times the cost of COBRA coverage for 12 months).

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Compensation Tables

•

If the NEO remains employed at-will by the Company after the term of the agreement has expired and is thereafter separated during the applicable restricted period by the Company without good cause, the NEO will receive a lump sum payment equal to his base salary.

•

“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; (iii) a material adverse change in reporting relationship, or (iv) the failure of the Company to pay the executive any compensation when due.

•

“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

In addition to the above, Mr. Fritz’s employment agreement provides that in the event he is terminated following the consummation of a material acquisition in the digital gaming/interactive industry (or in the event he terminates his employment as a result thereof if the acquisition required him to re-locate outside of the U.S.) then he shall be entitled to severance consisting of (A) 2.0x the sum of his base salary and target bonus and payable over a 24-month period, and (B) 1.5x the cost of COBRA coverage for a period of 12 months, payable as a lump sum. Mr. Fritz would also receive continued vesting of his outstanding equity awards consistent with a Company termination without good cause scenario, resulting in a total compensation for such scenario of $12,449,544. Furthermore, Mr. Fritz may terminate for “Good Cause” if the Company requires him to relocate his office from the greater Seattle, Washington area.

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a twelve-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. Pursuant to the terms of the Company’s outstanding award agreements the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination and (i) rPSUs will accelerate and vest in full based on relative performance to the date of termination and (ii) absolute PSUs will accelerate and vest in full based on target, if such termination is within the first twelve-months of the performance period, or after such twelve-month period, based on actual performance projected through the end of the performance period.

Change of Control Policy

In 2022, in connection with the entry into new employment agreements with the NEOs, the Human Capital and Compensation Committee amended and restated its uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”), which is applicable to all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards). The Change of Control Policy was amended and restated on August 16, 2022 to, among other things, (i) amend the definition of “Change of Control” to replace the prior asset sale language with an “all or substantially all” standard, (ii) amend the definition of “Separation Benefits” (Separation Benefits are generally payable if the participant is terminated within six months before or one year after a Change of Control by the Employer without “Employer’s Good Cause” or by the participant with “Participant’s Good Cause,” as such terms are defined in the Policy) to include a prorated portion of their target bonus through the date of termination, (iii) revise the definition of “Employer’s Good Cause” to include termination in connection with a participant’s conviction of a crime related to the Company or any felony and to heighten the misconduct standard to gross misconduct, (v) remove the maximum dollar limitations on separation payments payable to the CEO and other participants and (vi) reduce the severance multiple for the non-CEO participants from two times to one and a half times.

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Compensation Tables

The benefits provided under the Change of Control Policy to our NEOs were as follows, as of December 31, 2023:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO

2.0x the sum of base salary and target bonus.

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The CEO may instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)

1.5x the sum of base salary and target bonus. Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The above benefits are provided by the Change of Control Policy.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

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CEO Pay Ratio Disclosure

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Hornbuckle, our Chief Executive Officer as of the Determination Date (as defined below), and the annual total compensation of our employees.

Pursuant to the applicable SEC rules, in order to calculate the pay ratio for 2023, we used a median employee identified in 2021. Last year, to identify the median of the annual total compensation of all our employees (other than the CEO) for 2021, we took the following steps:

We determined that, as of October 1, 2021 (the “Determination Date”), our employee population consisted of approximately 61,004 employees. This population consisted of our full-time, part-time, seasonal and temporary employees employed by us on that date and included our employees as well as the employees of our consolidated subsidiaries, including 10,178 employees employed by MGM China.

To identify the “median employee” from our employee population, we compared cash compensation (which included salary, bonus, tips and other cash-based wages) of these employees through October 1, 2021, as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations. We converted the compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the 12 months ended December 31, 2021. We did not make any cost-of-living adjustments in identifying the “median employee” and we did not annualize the compensation of any employee group. In 2023, the originally identified median employee assumed a new role at the Company, which included a significant change in compensation. As a result, the Company determined to use another employee whose compensation was substantially similar to the original median employee based on the compensation measure used to select the original median employee.

Based on this, we determined that the median of the annual total compensation of all our employees, excluding the Chief Executive Officer, was $45,502 and the annual total compensation of Mr. Hornbuckle was $17,003,794, resulting in a ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees included in our calculations of 374:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

72	MGM Resorts International 2024 Proxy Statement

Pay Versus Performance

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” (“CAP”), and certain financial performance measurements with respect to the Company. The Human Capital and Compensation Committee does not utilize CAP as a basis for making compensation decisions. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis” on page 47.
PAY VS. PERFORMANCE TABLE

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (MR. HORNBUCKLE) (A)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (MR. MURREN) (A)	COMPENSATION ACTUALLY PAID TO PEO (MR. HORNBUCKLE) (B)	COMPENSATION ACTUALLY PAID TO PEO (MR. MURREN) (B)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs (C)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs (B)(C)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME (LOSS) ($ THOUSANDS) (F)	RELATIVE TSR (G)
							TOTAL SHAREHOLDER RETURN (D)	PEER GROUP TOTAL SHAREHOLDER RETURN (E)

2023	$17,003,794	$—	$37,969,761	$—	$6,096,685	$11,440,495	$135.40	$74.67	$1,314,924	78 th percentile

2022	16,238,075	—	6,386,343	—	5,467,867	2,842,563	101.61	57.48	206,731	36 TH percentile

2021	13,274,524	—	29,119,443	—	5,668,010	9,147,716	135.97	77.17	1,208,389	84 th percentile

2020	13,988,135	36,180,335	22,190,584	24,162,737	5,440,857	5,270,119	95.44	88.55	(1,319,907)	23 rd percentile

(A)
Amounts represent total compensation as reported for Messrs. Hornbuckle and Murren for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Compensation Tables—Summary Compensation Table.”

(B)
Amounts represent CAP, as computed in accordance with Item 402(v) of Regulation
S-K.
Amounts do not reflect the actual amount of compensation earned by or paid to the PEOs or the NEOs during the applicable year.

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Pay Versus Performance

Reconciliation of compensation actually paid to Mr. Hornbuckle, Mr. Murren and the other NEOs to amounts shown in the Summary Compensation Table

			MINUS	PLUS	PLUS/ (MINUS)	PLUS	PLUS/ (MINUS)	MINUS	EQUALS
	YEAR	SUMMARY COMPENSATION TABLE TOTAL ($)	REPORTED VALUE OF EQUITY AWARDS (1) ($)	YEAR END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED DURING FISCAL YEAR ($)	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING UNVESTED EQUITY AWARDS GRANTED IN PRIOR FISCAL YEARS ($)	FAIR VALUE AT VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED DURING THE FISCAL YEAR ($)	YEAR OVER YEAR CHANGE IN FAIR VALUE AS OF THE VESTING DATE (FROM THE END OF THE PRIOR FISCAL YEAR) OF EQUITY AWARDS GRANTED IN PRIOR YEARS VESTING DURING THE FISCAL YEAR ($)	FAIR VALUE AS OF END OF PRIOR FISCAL YEAR OF EQUITY AWARDS GRANTED IN PRIOR FISCAL YEAR THAT FAIL TO MEET THE APPLICABLE VESTING CONDITIONS DURING THE FISCAL YEAR ($)	COMPENSATION ACTUALLY PAID ($)

PEO (Hornbuckle)

	2023	$17,003,794	$(10,000,000)	$12,922,612	$6,984,340	$—	$11,059,015	$—	$37,969,761

	2022	16,238,075	(10,000,000)	10,933,421	(7,210,431)	—	(3,574,722)	—	6,386,343

	2021	13,274,524	(8,000,000)	8,065,872	12,016,295	—	3,762,752	—	29,119,443

	2020	13,988,135	(11,942,950)	23,378,267	(367,494)	—	(240,016)	(2,625,358)	22,190,584

PEO (Murren)

	2020	$36,180,335	$(10,870,634)	$—	$(1,037,152)	$7,000,000	$(612,836)	$(6,496,976)	$24,162,737

Other Named Executive Officers (Average)

	2023	$6,096,685	$(3,125,000)	$4,038,351	$2,285,821	$—	$2,144,638	$—	$11,440,495

	2022	5,467,867	(3,125,000)	3,416,725	(2,007,681)	—	(909,348)	—	2,842,563

	2021	5,668,010	(3,209,438)	3,489,191	1,883,198	—	1,316,755	—	9,147,716

	2020	5,440,857	(2,866,283)	4,570,363	(202,976)	—	(115,718)	(1,556,124)	5,270,119
The following information is relevant to the above table. The Reported Value of Equity Awards column includes the values originally reported in the Stock Awards column in the Summary Compensation Table (SCT). Fair value computations with respect to Absolute TSR PSUs and Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Fair value computations with respect to RSUs were computed based on the value of MGM stock on the date of computation, i.e., the end of the calendar year, the date of vesting, or the date of forfeiture, as the case may be. Footnote (c) below contains the names of the Named Executive Officers included in the averages. No information is presented in this table with regard to equity awards issued with respect to the annual incentive plan that were reported in the
Non-Equity
Incentive Plan Compensation column of the SCT, or with respect to RSUs issued in lieu of salary during 2020 that were reported in the Salary column of the SCT. With respect to Messrs. Murren and Rafiq, both of whom terminated in 2020, a portion of their PSUs became time-vested at termination, but the ultimate payout depended on satisfaction of the performance conditions of such awards; accordingly, their vesting date was treated as the end of the applicable performance period. With respect to Messrs. Murren and Rafiq, both of whom terminated in 2020, a portion of their RSUs became time-vested at termination but were subject to payout on the original vesting dates; since payout on such dates was subject to satisfaction of restrictive covenants that were part of the original terms of the award, the vesting date was treated as the original payment date. A portion of Mr. Murren’s $7 million RSU grant in 2020 was cash settled in 2020; since the original grant was reported in the Stock Award column, the cash settlement was not treated separately from the portion settled in stock.

(C)
Amounts represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Hornbuckle and Mr. Murren) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: for 2023 and 2022, Messrs. Halkyard, Sanders, Fritz, and McManus; for 2021, Messrs. Halkyard, Sanders, Mandadi, and McManus; and for 2020, Messrs. Sanders, McManus, and Rafiq.

(D)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period beginning December 31, 2019, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

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Pay Versus Performance

(E)	Represents the weighted peer group TSR of the companies included in the Dow Jones U.S. Gambling Index.

(F)	Represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(G)	Based on the S&P500 Constituents as of January 1 of relevant year.
Financial Performance Measures
The three most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Total Shareholder Return (“TSR”).

•	Relative TSR, measured with respect to the S&P 500 Index.

•	Stock Price.
Analysis of the Information Presented in the Pay versus Performance Table
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphs to illustrate the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid Versus TSR 2020-2023

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Pay Versus Performance

Compensation Actually Paid Versus Net Income 2020-2023

Compensation Actually Paid Versus
One-Year
Relative TSR vs. S&P 500 Constituents

76	MGM Resorts International 2024 Proxy Statement

Notice Concerning Stockholder Proposals and Nominations

NOTICE CONCERNING STOCKHOLDER
PROPOSALS AND NOMINATIONS
We intend to hold our 2025 annual meeting of stockholders in May 2025. Proposals of stockholders intended to be presented at the 2025 annual meeting of stockholders submitted in accordance with Rule
14a-8
of Regulation 14A under the Exchange Act, must be received by us on or before November 22, 2024 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting. We expect that the 2025 annual meeting will also be held online and as a virtual meeting only.
Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule
14a-8,
but is instead sought to be presented directly at the 2025 annual meeting of stockholders, must be received by us no earlier than January 1, 2025 and no later than January 31, 2025 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than October 23, 2024 and no later than November 22, 2024. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule
14a-19
under the Exchange Act no later than March 2, 2025. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2025 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

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